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EXHIBIT 2.1

     AGREEMENT AND PLAN OF MERGER
BY AND AMONG
MSC.SOFTWARE CORPORATION,
AES ACQUISITION CORP.
AND
ADVANCED ENTERPRISE SOLUTIONS, INC.
Dated as of May 2, 2001

ARTICLE I THE MERGER
1.1	The Merger	2
1.2	Effective Time; Closing	2
1.3	Effect of the Merger	2
1.4	Certificate of Incorporation; Bylaws	2
1.5	Directors and Officers	2
1.6	Effect on Capital Stock	2
1.7	Surrender of Certificates	4
1.8	No Further Ownership Rights in Company Stock	5
1.9	Lost, Stolen or Destroyed Certificates	5
1.10	Taking of Necessary Action; Further Action	6
ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY
2.1	Corporate Organization	6
2.2	Capitalization of Company	6
2.3	Subsidiaries and Equity Investments	6
2.4	Corporate Authority, Etc.	7
2.5	No Violation	7
2.6	Consents and Approvals	7
2.7	Financial Statements; Absence of Undisclosed Liabilities	8
2.8	Absence of Certain Changes or Events; No Material Adverse Change	8
2.9	Tax Matters	8
2.10	Title to Property	9
2.11	Compliance with Laws	9
2.12	Litigation	9
2.13	Contracts	9
2.14	Employee Plans: ERISA	11
2.15	Intellectual Property	12
2.16	Restrictions on Business Activities	13
2.17	Brokers and Finders	13
2.18	Environmental Matters	13
2.19	Accounts Receivable	13
2.20	Transactions with Affiliates	13
2.21	Section 203 of the DGCL Not Applicable	14
2.22	Tax Matters	14
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
3.1	Organization and Qualification; Subsidiaries	14
3.2	Certificate of Incorporation and Bylaws	14
3.3	Capitalization	14
3.4	Authority Relative to this Agreement	15
3.5	No Conflict; Required Filings and Consents	15
3.6	SEC Filings; Financial Statements	16
3.7	No Undisclosed Liabilities	16
3.8	Absence of Certain Changes or Events	16
3.9	Promissory Notes	16

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3.10	Litigation	17
3.11	Compliance with Laws	17
3.12	Tax Matters	17
3.13	Brokers	17
3.14	Board Approval	17
3.15	Merger Sub Operations	17
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME
4.1	Conduct of Business by Company	17
4.2	Conduct of Business by Parent	19
ARTICLE V ADDITIONAL AGREEMENTS
5.1	Stockholder Meeting	19
5.2	Confidentiality; Access to Information	19
5.3	No Solicitation	20
5.4	Public Disclosure	20
5.5	Commercially Reasonable Efforts; Notification	20
5.6	Third Party Consents	22
5.7	Subsidiary Stock Options	22
5.8	Company Stock Options	22
5.9	Form S-8	22
5.10	Employees	23
5.11	Software Distribution Agreement	23
5.12	Charter Indemnification Provisions	23
ARTICLE VI CONDITIONS TO THE MERGER
6.1	Conditions to Obligations of Each Party to Effect the Merger	23
6.2	Additional Conditions to Obligations of Company	23
6.3	Additional Conditions to the Obligations of Parent and Merger Sub	24
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
7.1	Termination	25
7.2	Notice of Termination; Effect of Termination	25
7.3	Fees and Expenses	25
7.4	Amendment	26
7.5	Extension; Waiver	26
ARTICLE VIII GENERAL PROVISIONS
8.1	Notices	26
8.2	Interpretation; Definitions	27
8.3	Counterparts	27
8.4	Entire Agreement; Third Party Beneficiaries	27
8.5	Severability	27

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8.6	Other Remedies; Specific Performance	27
8.7	Governing Law	28
8.8	Rules of Construction	28
8.9	Assignment	28

iii

AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of May 2, 2001, among MSC.Software Corporation, a Delaware corporation ("Parent"), AES Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Advanced Enterprise Solutions, Inc., a Delaware corporation ("Company").

RECITALS

    A.  Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DGCL"), Parent and Company intend to enter into a business combination transaction.

    B.  Concurrently herewith, Parent, Dassault Systemes of America Corp. ("DSA") and Dassault Systemes are entering into that certain Stock Purchase Agreement, dated the date hereof (the "Stock Agreement"), pursuant to which Parent will acquire all the capital stock of Company held by DSA.

    C.  The Board of Directors and the stockholders of Company have (i) determined that the Merger (as defined in Section 1.1) is consistent with, and in furtherance of, the long-term business strategy of Company and is fair to, and in the best interests of, Company and its stockholders, and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

    D.  The Board of Directors of Parent has (i) determined that the Merger is consistent with, and in furtherance of, the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined to recommend that the stockholders of Parent approve the issuance of the Parent Common Stock (as defined below) in connection with the Merger and the Stock Agreement.

    E.  Concurrent with the execution and delivery of this Agreement, the stockholders of Company are executing and delivering the Stockholders Agreement in the form attached hereto as Exhibit A (the "Stockholders Agreement") and any person becoming a stockholder of Company prior to the Effective Date (as defined herein) shall execute the Stockholders Agreement.

    F.  As a condition to the obligations of Parent to consummate the Merger, Company will cause the termination of that certain Software Distribution Agreement, dated June 7, 1999, between DSA and Subsidiary (as hereafter defined) (the "Software Distribution Agreement").

    G.  As a condition to the obligations of the parties hereto to consummate the Merger, DSA, Parent and Company shall execute the Document of Understanding, as referred to in Section 6.1(e).

    H.  As a condition to the obligations of the parties to consummate the Merger, Parent shall assume that certain Promissory Note of Subsidiary (as defined in Section 2.3 hereof), dated June 22, 1999, as amended by a letter agreement dated December 16, 1999, issued to Dassault Systemes (the "DSA Promissory Note").

    I.  The parties intend, by executing this Agreement, to adopt a plan of reorganization within Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE MERGER

    1.1  The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the applicable provisions of the DGCL and the consummation of the Stock Agreement, Company shall be merged with and into Merger Sub (the "Merger"), the separate corporate existence of Company shall cease and Merger Sub shall continue as the surviving corporation and a wholly owned subsidiary of Parent. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

    1.2  Effective Time; Closing.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in the form attached hereto as Exhibit C with the Secretary of State of the State of Delaware in accordance with the relevant provisions of DGCL (the "Merger Documents") (the time of such filing being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

    1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and shall be subject to all the debts, restrictions, disabilities and duties, of Company and Merger Sub, all without further act or deed.

    1.4  Certificate of Incorporation; Bylaws.

      (a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub.

      (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

    1.5  Directors and Officers.  The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

    1.6  Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

      (a)  Conversion of Company Stock.  All of the shares of the Company's Common Stock, $0.01 par value (the "Company Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock to be purchased by Parent under the Stock Agreement) will be canceled and extinguished and automatically converted (subject to Sections 1.6(d) and 1.6(g)) and upon surrender of the certificate representing shares of Company Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and indemnity, if required, pursuant to Section 1.9), into the right to receive in the aggregate (i) cash equal to $20,000,000 (the "Cash Portion"), (ii) an aggregate principal amount of Promissory Notes in the form and having the terms set forth in Exhibit E hereto (the "Promissory Notes") equal to the result of $20,000,000 minus the product of the Net Worth Adjustment (as defined below), if any, multiplied by the Stockholders Factor (as defined below), and (iii) a number of shares of the Common Stock, $0.01 par value per share, of Parent (the "Parent Common Stock") determined by subtracting from 6,000,000 the sum of (1) the number of shares of Parent Common Stock constituting the Purchase Price under the Stock Agreement, and (2) the Option Shares (as defined below) (collectively, the "Merger Consideration"). The term "Stockholders Factor" means the percentage (calculated to five decimal points) determined by dividing (A) the total number of shares of Company Stock outstanding immediately prior to the Effective Time, excluding the shares of Company Stock to be sold to Parent under the Stock Agreement, by (B) the sum of the total number of shares of Company Stock outstanding immediately prior to the Effective Time (including the shares of Company Stock to be sold to Parent under the Stock Agreement) plus all shares of the Company Stock then issuable upon conversion of any convertible securities or the exercise of any options or warrants. The term "Option Shares" means ten percent of the result of (x) 100,000,000 minus the Net Worth Adjustment, if any, multiplied by (y) the Option Factor (as defined below). The term "Option Factor" means the percentage (calculated to five decimal points) determined by dividing (I) the total number of shares of Company Stock immediately prior to the Effective Time issuable upon conversion of any convertible securities or the exercise of any options or warrants (the "Diluting Shares"), by (II) the sum of the total number of shares of Company Stock outstanding immediately prior to the Effective Time plus the Diluting Shares. Each share of Company Stock issued and outstanding prior to the Effective Time will be converted (subject to Sections 1.6(d) and 1.6(g)) into the right to receive the Cash Portion of the Merger Consideration, the aggregate principal amount of the Promissory Notes constituting a portion of the Merger Consideration and the number of shares of Parent Common Stock constituting a portion of the Merger Consideration, in each case divided by the number of Outstanding Shares (as defined below). The term "Outstanding Shares" means the total number of shares of Company Stock outstanding immediately prior to the Effective Time, excluding the shares of Company Stock to be sold by DSA to Parent under the Stock Agreement.

      The shares of Parent Common Stock referred to in this Section 1.6(a)(iii) shall be adjusted to reflect fully the effect of any stock split, stock dividend (including any dividend or distribution of stock convertible into Parent stock, whether common stock or preferred stock), reorganization, recapitalization or other similar change with respect to Parent stock after the date hereof and prior to the Effective Time, but no adjustment will be made for the issuance of Parent Common Stock upon exercise of Company Stock Options (as defined below).

      (b)  Net Worth Adjustment.  Company shall deliver to Parent a consolidated balance sheet of Company as of the end of the last fiscal quarter ending prior to the Effective Date (the "Balance Sheet") and the related consolidated statements of operations, stockholders' equity and cash flows, prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis with the Financial Statements (as defined in Section 2.7), (i) making all ordinary period end adjustments in accordance with GAAP, (ii) disregarding any foreign exchange effects materially different from the foreign exchange effects reflected in the Financial Statements and expenses of this transaction not in excess of $150,000 and (iii) including in stockholders equity the then aggregate principal amount of the DSA Promissory Note. "Net Worth Adjustment" shall be the amount, if any, by which stockholders equity on the Balance Sheet is less than $19,000,000.

      (c)  Escrow Agreement.  Parent shall establish and maintain an escrow (the "Escrow Account") comprised of shares of Parent Common Stock equal to the sum of (i) the product of (A) the Stockholders Factor multiplied by the result of 100,000,000 minus the Net Worth

  Adjustment, if any, divided by (B) 100 (rounded to the nearest whole number of shares of Parent Common Stock), and (ii) 250,000 additional shares of Parent Common Stock (collectively, the "Shares"), and shall designate and appoint U.S. Trust Company of California or such other third party escrow agent that is acceptable to Parent and the Stockholders' Agent (as defined in the Stockholders Agreement) in connection therewith (the "Escrow Agent") to serve in accordance with the Escrow Agreement attached as Exhibit B hereto (the "Escrow Agreement") to be entered into among Parent, the Escrow Agent and the Stockholders' Agent at Closing. Any disbursements of Shares to Parent or any other indemnified party shall be treated as a reduction of the aggregate purchase price under this Agreement.

      (d)  Cancellation of Parent-Owned Stock.  Each share of Company Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Company or of Parent immediately prior to the Effective Time, including the shares of Company Stock acquired by Parent pursuant to the Stock Agreement, shall be canceled and extinguished without any conversion thereof.

      (e)  Stock Options.  At the Effective Date, all options to purchase Company Stock identified in Section 2.2 of the Company Schedule (as defined in Article II hereof) shall be assumed by Parent in accordance with Section 5.8 hereof.

      (f)  Capital Stock of Merger Sub.  Each share of Common Stock, $0.01 par value per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding as shares of common stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

      (g)  Fractional Shares.  No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s) (as defined in Section 1.7(b)) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of Parent Common Stock for the ten trading days immediately preceding the last full trading day prior to the Effective Time, as reported on The New York Stock Exchange ("NYSE").

    1.7  Surrender of Certificates.

      (a)  Exchange Agent.  Parent shall act as the exchange agent in the Merger.

      (b)  Exchange Procedures.  As soon as practicable after the Effective Time, but in no event later than ten days after the Effective Time, Parent shall mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Company Stock whose shares were converted into the right to receive the Merger Consideration, cash in lieu of any fractional shares pursuant to Section 1.6(g) and any dividends or other distributions pursuant to Section 1.7(c), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Parent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, cash in lieu of any fractional shares pursuant to Section 1.6(g) and any dividends or other distributions pursuant to Section 1.7(c). Upon surrender of the Certificates for cancellation to Parent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such

  Certificates shall be entitled to receive in exchange therefor the Merger Consideration, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.7(c), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(c) as to the payment of dividends, to evidence only the right to receive the Merger Consideration and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.7(c).

      (c)  Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, Parent shall deliver to the record holders thereof, without interest, the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to whole shares of Parent Common Stock received by such record holder pursuant to this Agreement.

      (d)  Transfers of Ownership.  If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

      (e)  No Liability.  Notwithstanding anything to the contrary in this Section 1.7, neither Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    1.8  No Further Ownership Rights in Company Stock.  Delivery of the Merger Consideration (together with any cash paid in respect thereof pursuant to Sections 1.6(g) and 1.7(c)) shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    1.9  Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration, cash for fractional shares, if any, as may be required pursuant to Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.7(c); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of the Merger Consideration, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver an indemnity agreement reasonably satisfactory in form and amount to Parent as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

    1.10  Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the current officers and directors of Company and Merger Sub will take all such lawful and necessary action.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMPANY

    Except as otherwise disclosed in the Company disclosure schedule attached hereto (the "Company Schedule"), Company hereby represents and warrants to Parent and Merger Sub as follows as of the date hereof:

    2.1  Corporate Organization.  Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has furnished to Parent a complete and correct copy of its Certificate of Incorporation and By-Laws, as amended to the date hereof (the "Company Charter Documents"). Company has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as now conducted. Company is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect on Company. As used in this Agreement, the phrase "Material Adverse Effect on Company" means (i) as to matters which can reasonably be quantified in economic terms, any effect which has resulted in or would reasonably be expected to result in, with respect to Company or the Subsidiary (as defined below), a diminution or decrease in the value of properties or assets, an increase in liabilities or obligations (whether accrued, contingent or otherwise), an adverse change in the business or financial condition, or any combination thereof involving, individually or in the aggregate, with respect to the applicable representation or warranty, more than $250,000, (ii) as to matters which cannot reasonably be quantified in economic terms, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of Company and the Subsidiary considered as a whole, or (iii) a material adverse effect on the ability of Company to consummate the transactions contemplated by this Agreement.

    2.2  Capitalization of Company.  The authorized capital stock of Company consists of 10,000 shares of Company Common Stock. As of the date hereof, 1,100 shares of Company Stock are issued and outstanding. All of the outstanding shares of Company Stock have been, and all of the shares of Company Common Stock to be outstanding as of the Closing Date will be, duly authorized and validly issued, fully paid and non-assessable and owned of record and beneficially as set forth in Section 2.2 of the Company Schedule, free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances. Except as set forth in Section 2.2 of the Company Schedule, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any Company Stock or any unissued or treasury shares of the capital stock of Company which have been issued, granted or entered into by Company. All outstanding shares of Company Stock have been, and all of the Company Stock Options (as defined in Section 5.8 hereof) will be, issued and granted in all material respects in compliance with applicable securities law and other requirements of law.

    2.3  Subsidiaries and Equity Investments.  Tyra Technologies, Inc., a California corporation, is the only subsidiary of Company (the "Subsidiary"). Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as now conducted. Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to do so would not have a Material Adverse effect on Company. The outstanding capital stock of Subsidiary consisting of 1,000,000 shares of common stock, of which 954,000 shares are issued and outstanding, have been duly authorized and validly issued, are fully paid and nonassessable, and are owned beneficially and of record by Company, free and clear of all liens, claims, charges or encumbrances. There are no options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the capital stock of Subsidiary, except for options to acquire 74,682 shares of the common stock of Subsidiary as set forth in Section 2.3 of the Company Schedule. Neither Company nor the Subsidiary has agreed nor is obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Company nor the Subsidiary directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity (other than Company's ownership of equity interests in Subsidiary).

    2.4  Corporate Authority, Etc.  Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of Company's obligations hereunder have been duly authorized by the Board of Directors and stockholders of Company, and no other corporate proceedings on the part of Company are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and legally binding obligation of Company, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general equitable principles (regardless of whether at law or in equity).

    2.5  No Violation.  Subject to receipt of the consents, waivers, authorizations and approvals or the making of the declarations or filings referred to in Section 2.6 hereof, the execution, delivery and performance by Company of this Agreement will not (a) violate any provision of any statute, rule or regulation applicable to Company or Subsidiary or any order, judgment or decree of any court, governmental or regulatory authority, or arbitrator to which Company or Subsidiary is subject, (b) violate the Company Charter Documents or the Articles of Incorporation or Bylaws of Subsidiary, (c) violate, conflict with or constitute (or, with due notice or lapse of time or both, result in) a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, any provision of any material contract, lease, loan agreement, mortgage, security agreement, trust indenture, license or other agreement or instrument to which Company or Subsidiary is a party or by which it is bound, or (d) result in the creation or imposition of any lien, charge or encumbrance upon or security interest in any of the properties or assets of Company or Subsidiary, that in the case of clauses (a), (c) or (d) would have a Material Adverse Effect on Company or prevent the consummation of the Merger.

    2.6  Consents and Approvals.  Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), and the filing of the Merger Documents as required by the DGCL, and except as set forth in Section 2.6 of the Company Schedule, no consent, waiver, authorization or approval of any court, administrative agency, commission, governmental or regulatory authority (a "Governmental Entity"), or of any other person or entity, and no declaration to or filing with any such Governmental Entity, is required in connection with the execution and delivery of this Agreement by Company or the performance by Company of its obligations hereunder, except for those as to which the failure to make, file, give or obtain would not have a Material Adverse Effect on Company or prevent the consummation of the Merger.

    2.7  Financial Statements; Absence of Undisclosed Liabilities.  Section 2.7 of the Company Schedule sets forth the audited consolidated balance sheets of Company at December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the three years ended December 31, 2000 (including the related notes thereto) of Company, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (the "Financial Statements"). The Financial Statements are complete in all material respects, and present the consolidated financial position and consolidated results of operations of Company as of December 31, 2000 and 1999 and for the periods covered in accordance with GAAP, and comply as to form in all material respects with applicable accounting requirements. Except as reflected, reserved against or otherwise disclosed in the Financial Statements and liabilities incurred since December 31, 2000 in the ordinary course of business, neither Company nor Subsidiary has any indebtedness or liability.

    2.8  Absence of Certain Changes or Events; No Material Adverse Change.  Except as set forth in Section 2.8 of the Company Schedule, since December 31, 2000, neither Company nor Subsidiary has taken any action of a type referred to in Section 4.1 of this Agreement that would have required the consent of Parent if such action were to have been taken during the period between the date hereof and the Closing Date, and there has been no Material Adverse Effect on Company.

    2.9  Tax Matters.

      (a) For purposes of this Agreement, "Tax" or "Taxes" shall include any and all federal, state, county, local, foreign and other taxes, assessments and other governmental charges, including, without limitation, income, gross receipts, capital stock, franchise, profits, employee and payroll related, withholding, foreign withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum or estimated taxes, including any interest, penalties or additions to tax in respect of the foregoing.

      (b) (i) All Tax declarations, reports and returns required to be filed with respect to Company or Subsidiary have been duly and timely filed (taking into account any valid extensions of time); (ii) such Tax declarations, reports and returns are complete and correct in all material respects; (iii) all Taxes shown on such declarations, reports or returns and on assessments received with respect thereto have been paid in full; and (iv) there are no material unresolved claims for Taxes with respect to which Company or Subsidiary is or may be liable, except as may have been adequately provided for in a reserve on the Financial Statements. All Tax declarations, reports and returns required to be filed with respect to Company or Subsidiary after the Effective Time shall be the responsibility of Parent.

      (c) No deficiencies for any Taxes for which Company or Subsidiary is or may be liable have been asserted or assessed or, to the knowledge of Company, proposed (and are currently pending).

      (d) No waivers of the time to assess any Taxes for which Company or Subsidiary is or may be liable have been given or requested.

      (e) Neither Company nor Subsidiary is a party to any pending action or proceeding before any court or any other governmental or regulatory authority for the assessment or collection of any Taxes.

      (f)  There are no liens with respect to Taxes (except for liens with respect to property taxes not yet due) upon any of the properties or assets of Company or Subsidiary.

      (g) Each of Company and Subsidiary as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance

  Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to Company or Subsidiary.

      (h) There is no contract, agreement, plan or arrangement to which Company or Subsidiary is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company or Subsidiary that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Company or Subsidiary is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

      (i)  Neither Company nor Subsidiary has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company or Subsidiary.

      (j)  Neither Company nor Subsidiary is a party to nor has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

      (k) Neither Company nor Subsidiary has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code. No Company Stock has been distributed in a transaction satisfying the requirements of Section 355 of the Code.

    2.10  Title to Property.  Neither Company nor Subsidiary owns any real property. Except as set forth in Schedule 2.10 of the Company Schedule, Company or Subsidiary has good title to all of its material properties and assets, free and clear of all liens, charges and encumbrances except liens reflected in the Financial Statements, or which have arisen in the ordinary course of business since the date of the Financial Statements, liens for taxes not yet due and payable and such liens or other imperfections of title which would not, individually or in the aggregate, have a Material Adverse Effect on Company. All leases pursuant to which Company or Subsidiary leases from others material real or personal property are in full force and effect, and neither Company nor Subsidiary is in default under any of such leases nor is there any event which, with notice or lapse of time, or both, would constitute a default by Company or Subsidiary under any of such leases except for any such default as would not have a Material Adverse Effect on Company.

    2.11  Compliance with Laws.  The business and operations of Company and Subsidiary are in compliance with all laws, regulations, rules, judgments, orders and decrees applicable thereto, except where the failure so to comply would not have a Material Adverse Effect on Company.

    2.12  Litigation.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of Company, threatened before any court, governmental or regulatory authority or arbitrator, against Company or Subsidiary which would reasonably be expected to interfere with the consummation of the Merger or to have a Material Adverse Effect on Company. Neither Company nor Subsidiary nor any of their respective assets or properties is subject to any order, judgment or decree of any court, governmental or regulatory authority or arbitrator which would have a Material Adverse Effect on Company.

    2.13  Contracts.  Except as set forth in Section 2.13 of the Company Schedule, neither Company nor Subsidiary is a party to or bound by:

      (a) any employment or consulting agreement, contract or commitment with any officer, director or employee, other than those that are terminable by Company or Subsidiary on no more than thirty (30) days' notice without liability or financial obligation to Company or Subsidiary;

      (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

      (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software or hardware products in the ordinary course of business;

      (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or Subsidiary after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company or Subsidiary has any material ownership interest in any corporation, partnership, joint venture or other business enterprise;

      (e) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money by Company or Subsidiary or extension of credit to Company or Subsidiary;

      (f)  any settlement agreement entered into within three (3) years prior to the date of this Agreement;

      (g) any contracts or agreements that limit or restrict Company or Subsidiary, or to Company's knowledge, any of its officers or key employees, from engaging in any business and any contracts or agreements that limit or restrict anyone other than Company's or Subsidiary's employees or consultants from competing with Company or Subsidiary;

      (h) any contract, agreement or commitment requiring Company or Subsidiary to register the resale of its capital stock or securities under federal or state securities laws;

      (i)  any powers of attorney or comparable delegations of authority granted by Company or Subsidiary;

      (j)  any contract or commitment for capital expenditures having a remaining balance in excess of $50,000;

      (k) any lease with respect to any property, real or personal, whether as lessor or lessee;

      (l)  any contract, agreement or commitment with any director, officer or stockholder of Company or Subsidiary;

      (m) any contract, agreement or undertaking not terminable without penalty, cost or liability on notice not exceeding 30 days;

      (n) any contract, agreement or commitment that calls for the sale of any of the property or assets of, or calls for the acquisition of property or assets by, Company or Subsidiary exceeding $50,000;

      (o) in addition to the foregoing, any other agreement, contract or commitment that involves a commitment or liability or has a value in excess of $50,000; or

      (p) any other material agreement, contract or commitment of any kind.

    Neither Company nor Subsidiary, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor Subsidiary has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or Subsidiary is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

    2.14  Employee Plans: ERISA.

      (a) Except as set forth in Section 2.14 of the Company Schedule, neither Company nor Subsidiary is a party to any employment agreement.

      (b) Neither Company nor Subsidiary is a party to any collective bargaining agreement.

      (c) Set forth in Section 2.14 of the Company Schedule is a list of (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and (ii) all profit sharing, stock bonus, pension, 401(k), ESOP, savings, medical, dental, disability, life or accident insurance, bonus, incentive, stock option, deferred compensation and other similar compensation or employee benefit plans, funds, programs or arrangements, which are maintained for the benefit of, or relate to any or all employees of Company or Subsidiary (the plans referred to in clauses (i) and (ii) being collectively referred to as the "Plans"). A complete and correct copy, as of the date hereof, of each Plan has been furnished to Parent.

      (d) None of the Plans is a multiemployer plan within the meaning of Section 4001 of ERISA.

      (e) Each of the Plans is in compliance in all material respects with the requirements of all applicable statutes, orders and governmental rules and regulations currently in effect, including, but not limited to, the Code and ERISA.

      (f)  There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the Internal Revenue Service (the "IRS") or Department of Labor (the "DOL") with respect to any Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendment necessary to obtain such a favorable determination. Neither Company nor Subsidiary has any commitment to establish any new Plan or to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law). Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms.

      (g) Neither Company, Subsidiary nor any of their respective Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Company or Subsidiary contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. Neither Company, Subsidiary nor any officer or director of Company or Subsidiary is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan.

      (h) None of the Plans promises or provides medical or other welfare benefits to any former employee of Company or Subsidiary except as required by COBRA or other applicable law or by the terms of a written agreement with such former employee, and neither Company nor Subsidiary has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

      (i)  Neither Company nor Subsidiary is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of Company or Subsidiary is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of Company, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of Company, threatened labor dispute involving Company or Subsidiary and any group of its employees nor has Company or Subsidiary experienced any labor interruptions over the past three (3) years. Company and Subsidiary are in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

      (j)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Company or Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

    2.15  Intellectual Property.

      (a) Except as set forth in Section 2.15 of the Company Schedule, each of Company and Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, trade secrets, and computer software programs or applications ("Intellectual Property") that are used in the business of Company or Subsidiary as currently conducted, other than such Intellectual Property the loss of use of which would not have a Material Adverse Effect on Company.

      (b) Section 2.15 of the Company Schedule lists (i) all material patents and patent applications, registered trademarks, trade names and service marks and registered copyrights included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, and (ii) all material licenses and other agreements as to which Company or Subsidiary is a party and pursuant to which any person is authorized to use any Intellectual Property of Company or Subsidiary or Company or Subsidiary is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any product of Company or Subsidiary that is material to its business, except for commercially available software used by Company or Subsidiary in the ordinary course of business.

      (c) To the knowledge of Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Company or Subsidiary, or any Intellectual Property right of any third party to the extent licensed by or through Company or Subsidiary, by any third party.

      (d) To the knowledge of Company, neither Company nor Subsidiary is in breach of any license or other agreement relating to the Intellectual Property of Company or Subsidiary or Third Party Intellectual Property Rights, except for such breaches which would not, individually or in the aggregate, have a Material Adverse Effect on Company.

      (e) Neither Company nor Subsidiary (i) has been a party to any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; or (ii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license agreement involving Intellectual Property against any third party. To the knowledge of Company, the design, development, distribution, marketing, licensing or sale of products or services of Company or Subsidiary does not infringe on any patent, trademark, service mark or copyright of any third party.

      (f)  Company and Subsidiary have secured valid written assignments or work for hire agreements from all consultants and employees who contributed to the creation and development of Intellectual Property of the rights to such contributions that Company or Subsidiary does not already own by operation of law, except such assignments or work for hire agreements of which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Company.

      (g) Company and Subsidiary have taken reasonable steps to protect Company's and Subsidiary's rights in its confidential information and trade secrets that it wishes to protect.

    2.16  Restrictions on Business Activities.  Except for the non-compete agreement entered into with Dassault Systemes pursuant to a transaction agreement dated June 7, 1999, there is no agreement, judgment, injunction, order or decree binding upon Company or Subsidiary which has or could reasonably be expected to have the effect of prohibiting or materially impairing the conduct of business by Company or Subsidiary as presently conducted.

    2.17  Brokers and Finders.  Company has not engaged any broker, finder or investment banker in connection with this Agreement.

    2.18  Environmental Matters.  Each of Company and Subsidiary (i) has obtained all applicable permits, licenses, and other authorizations that are required under Environmental Laws (as defined below) the absence of which is reasonably likely to have a Material Adverse Effect on Company; and (ii) is in compliance in all material respects with all material terms and conditions of such required permits, licenses and authorizations, and also is in compliance in all material respects with all Environmental Laws. "Environmental Laws" means all Federal, state, local and foreign laws and regulations relating to pollution of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly and safely maintained in accordance with Environmental Laws.

    2.19  Accounts Receivable.  All accounts receivable of Company and Subsidiary (i) are valid, existing and collectible in a manner consistent with Company's and Subsidiary's past practice without resort to legal proceedings or collection agencies (net of an allowance for doubtful accounts not to exceed $500,000 in the aggregate), (ii) represent monies due in the ordinary course of business and (iii) are not subject to any refunds or adjustments or any defenses, contractual rights of set-off, assignment, contractual restrictions, security interests or other encumbrances.

    2.20  Transactions with Affiliates.  Except as set forth in Section 2.20 of the Company Schedule, no director, officer or other Affiliate or "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) of Company or Subsidiary or, to Company's knowledge, any person with whom any such director, officer or other Affiliate or associate has any direct or indirect relation by blood, marriage or adoption, or, to Company's knowledge, any entity in which any such director, officer or other Affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) has any interest in (i) any contract, arrangement or understanding with Company or Subsidiary, or relating to the business or operations of Company or Subsidiary, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of Company or Subsidiary, or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of Company or Subsidiary.

    2.21  Section 203 of the DGCL Not Applicable.  The Board of Directors of Company has approved the Merger and the transactions contemplated by this Agreement, and such approval is sufficient so that the restrictions relating to "business combinations" contained in Section 203 of the DGCL will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

    2.22  Tax Matters.  Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a reorganization under Section 368 of the Code.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Except as otherwise disclosed in the Parent disclosure schedule attached hereto (the "Parent Schedule"), Parent and Merger Sub jointly and severally represent and warrant to Company as follows as of the date hereof:

    3.1  Organization and Qualification; Subsidiaries.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary, except for such failures to be so would not have a Material Adverse Effect on Parent. As used in this Agreement, the phrase "Material Adverse Effect on Parent" means a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of Parent and its subsidiaries considered as a whole, or a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement.

    3.2  Certificate of Incorporation and Bylaws.  Parent has previously furnished to Company complete and correct copies of its Certificate of Incorporation and Bylaws as amended to date (together, the "Parent Charter Documents").

    3.3  Capitalization.  The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, and (ii) 10,000,000 shares of Preferred Stock, $0.01 par value per share ("Parent Preferred Stock"). At the close of business on March 31, 2001, (i) 14,280,536 shares of Parent Common Stock were issued and outstanding, (ii) 40,023 shares of Parent Common Stock were held in treasury by Parent or by subsidiaries of Parent, (iii) 262,898 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's employee stock purchase plan, (iv) 6,078,224 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options ("Parent Options") to purchase Parent Common Stock and (v) 1,913,707 shares of Parent Common Stock were reserved for future issue upon the exercise of outstanding warrants to purchase Parent Common Stock. As of the date hereof, no shares of Parent Preferred Stock were issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of the issued and outstanding shares of which, as of the date hereof, are held of record by Parent. All of the outstanding shares of Parent's and Merger Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Parent Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock, all outstanding Parent Stock Options, and all outstanding shares of capital stock of Merger Sub have been issued and granted in all material respects in compliance with applicable securities laws and other requirements of law. There are no registration rights with respect to Parent Common Stock.

    3.4  Authority Relative to this Agreement.  Each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Agreement, and to carry out its obligations hereunder, subject to obtaining the approval of the issuance of the Parent Common Stock under this Agreement and the Stock Agreement by the stockholders of Parent. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and on the part of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize such execution, delivery or performance, other than the approval of the stockholders of Parent of the issuance of Parent Common Stock under this Agreement and the Stock Agreement, and subject only to the filing of the Merger Documents pursuant to DGCL. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

    3.5  No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, (i) conflict with or violate the Parent Charter Documents or equivalent organizational documents of Merger Sub, (ii) subject to compliance with the requirements set forth in Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

      (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements of the HSR Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities and Blue Sky laws, the rules and regulations of the NYSE, and the filing of the Merger Documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (x) would not prevent consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement or (y) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

    3.6  SEC Filings; Financial Statements.

      (a) Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the Securities and Exchange Commission (the "SEC") on or after January 1, 2000 (the "Parent SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC since January 1, 2000. The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

      (b) Each set of financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or are not expected to be material in amount.

      (c) Parent has made available to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

    3.7  No Undisclosed Liabilities.  Neither Parent nor Merger Sub has any liabilities except (i) liabilities reflected, reserved against or otherwise disclosed in the Parent SEC Reports, (ii) liabilities incurred since December 31, 2000 in the ordinary course of business, (iii) liabilities that individually or in the aggregate do not exceed $500,000, and (iv) liabilities identified in Section 3.7 of the Parent Schedule.

    3.8  Absence of Certain Changes or Events.  Except as set forth in Section 3.8 of the Parent Schedule, since December 31, 2000, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent, (iii) any split, combination or reclassification of any of Parent's capital stock, (iv) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (v) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business.

    3.9  Promissory Notes.  The Promissory Notes have been duly authorized by all necessary corporate action on the part of Parent and, upon execution and issuance of the Promissory Notes as provided in this Agreement, will constitute legal and binding obligations of Parent, enforceable against Parent in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

    3.10  Litigation.  Except as set forth in Section 3.10 of the Parent Schedule, there are no actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened before any court, governmental or regulatory authority or arbitrator, against Parent which would reasonably be expected to interfere with the consummation of the Merger or to have a Material Adverse Effect on Parent.

    3.11  Compliance with Laws.  The business and operations of Parent and Merger Sub are in compliance with all laws, regulations, rules, judgments, orders and decrees applicable thereto, except where the failure so to comply would not have a Material Adverse Effect on Parent.

    3.12  Tax Matters.  Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a reorganization under Section 368 of the Code.

    3.13  Brokers.  Except for A.G. Edwards & Sons, Inc., Parent has not engaged any broker, finder or investment banker in connection with this Agreement.

    3.14  Board Approval.  The Board of Directors of each of Parent and Merger Sub has, as of the date of this Agreement, unanimously (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined to recommend that the stockholders of Parent approve the issuance of the Parent Common Stock pursuant to this Agreement and the Stock Agreement.

    3.15  Merger Sub Operations.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not (a) engaged in any business activities, (b) conducted any operations other than in connection with the transactions contemplated hereby or (c) incurred any liabilities other than in connection with the transactions contemplated hereby.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1  Conduct of Business by Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of Company and Subsidiary shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in the ordinary course in all material respects, and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

    In addition, except as expressly permitted by the terms of this Agreement, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not, and it shall cause Subsidiary not to, do any of the following:

      (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

      (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan;

      (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property of Company or Subsidiary other than in the ordinary course of business consistent with past practice, or enter into grants to transfer or license to any person future patent rights other than in the ordinary course of business consistent with past practices, provided that in no event shall Company or Subsidiary license on an exclusive basis or sell any of its Intellectual Property;

      (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

      (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company;

      (f)  Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities;

      (g) Cause, permit or propose any amendments to the Company Charter Documents;

      (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter into any agreement outside the ordinary course of Company's or Subsidiary's business consistent with past practice;

      (i)  Sell, lease, license, encumber or otherwise dispose of any of Company's or Subsidiary's properties or assets other than in the ordinary course of business consistent with past practice;

      (j)  Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or Subsidiary, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

      (k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

      (l)  Make any individual or series of related payments outside of the ordinary course of business in excess of $50,000;

      (m) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

      (n) Incur or enter into any agreement, contract or commitment outside of the ordinary course of business in excess of $50,000 individually;

      (o) Make any Tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Company or Subsidiary or settle or compromise any material income Tax liability;

      (p) Engage in any action that would cause the Merger to fail to qualify as a "reorganization" under Section 368 of the Code, whether or not otherwise permitted by this Article IV;

      (q) Take any action that will extend the exercise period of any Subsidiary Stock Option (as defined in Section 5.7) or Company Stock Option (as defined in Section 5.8) or cause the vesting period of any Subsidiary Stock Option or Company Stock Option to accelerate under any circumstances, regardless of whether such circumstances are to occur before or after the Effective Time, or otherwise amend the terms of any Subsidiary Stock Option (except as provided in Section 5.7) or Company Stock Option.

      (r) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (q) above.

    4.2  Conduct of Business by Parent.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and Merger Sub shall carry on their business in the ordinary course in all material respects and in compliance in all material respects with all applicable laws and regulations and shall not engage in any action that would cause the Merger to fail to qualify as a "reorganization" under Section 368 of the Code, whether or not otherwise permitted by the provisions of this Article IV, or breach this Agreement, the Stock Purchase Agreement or the Stockholders Agreement.

ARTICLE V
ADDITIONAL AGREEMENTS

    5.1  Stockholder Meeting.  Parent shall, in accordance with applicable law and Parent Charter Documents, duly call, give notice of, convene and hold a meeting (which, as may be duly adjourned, is referred to as the "Parent Meeting") of its stockholders as soon as practicable for the purpose of approving the issuance of the Parent Common Stock pursuant to this Agreement and the Stock Agreement by a vote of a majority of the votes cast on the proposal at the Parent Meeting, provided that the total votes cast on the proposal at the Parent Meeting represent more than 50% of the outstanding shares of Parent Common Stock.

    5.2  Confidentiality; Access to Information.

      (a) The parties acknowledge that Company and Parent have previously executed a mutual nondisclosure agreement, dated as of January 5, 2001 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

      (b) Each of Company and Parent will afford the other and the other's accountants, counsel and other representatives reasonable access during normal business hours and upon reasonable notice to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business as such other party may reasonably request. Any investigation shall be conducted in such a manner as to minimize the interference with the operation of their respective business. No information or knowledge obtained in any investigation pursuant to this Section 5.2 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

      (c) No party or its representatives shall contact any of the employees, customers, licensors, licensees or strategic partners of, or other having business dealings with, the other party in connection with the transactions contemplated by this Agreement without the prior written authorization of the other party.

    5.3  No Solicitation.  From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company will not, nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3 by any officer or director of Company or any investment banker or attorney of Company shall be deemed to be a breach of this Section 5.3 by Company.

    For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Company by any person of voting securities of Company or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 5% or more of the total outstanding voting securities of Company or any merger, consolidation, business combination or similar transaction involving Company; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of any material portion of the assets of Company; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Company.

    In addition to the other obligations of Company set forth in this Section 5.3, Company as promptly as practicable, and in any event within 24 hours, shall advise Parent orally and in writing of any request for information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, and, subject to compliance with the terms of any confidentiality agreement existing on the date of this Agreement, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

    5.4  Public Disclosure.  Parent and Company will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement.

    5.5  Commercially Reasonable Efforts; Notification.

      (a) Upon the terms and subject to the conditions, including, without limitation, Section 5.3, set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including, without limitation, the HSR Act) and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties required as a result of the transactions contemplated by this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, each of Parent and Company and their respective Boards of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent, Company or any subsidiary or Affiliate of Parent or Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

      (b) Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 5.5(b) requires any change in the Company Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Company shall promptly deliver to Parent an update to the Company Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Schedule for the purpose of determining (i) the accuracy of any of the representations and warranties made by Company in this Agreement and (ii) whether any of the conditions set forth in Section 6 have been satisfied.

      (c) Parent shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 5.5(c) requires any change in the Parent Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Parent Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Parent shall promptly deliver to Company an update to the Parent Schedule specifying such change. No such update shall be deemed to supplement or amend the Parent Schedule for the purpose of determining (i) the accuracy of any of the representations and warranties made by Parent and Merger Sub in this Agreement and (ii) whether any of the conditions set forth in Section 6 have been satisfied.

    5.6  Third Party Consents.  As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or Subsidiary's respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, except for those consents, waivers and approvals as to which the failure to obtain would not have a Material Adverse Effect on Company or Parent.

    5.7  Subsidiary Stock Options.  Prior to the Effective Time, Company shall cause all options listed in Section 2.3 of the Company Schedule (each a "Subsidiary Stock Option") to be exchanged for options to acquire shares of Company Stock on the same terms and conditions, including but not limited to any performance criteria set forth in the applicable stock option agreements, except that (i) each Subsidiary Stock Option will be or will become exercisable in accordance with its terms for that number of shares of Company Stock equal to the same proportionate share of Company Stock as the number of shares of Subsidiary stock subject to the Subsidiary Stock Options is to the sum of the total number of outstanding shares of the capital stock of Subsidiary plus the number of shares of Subsidiary stock subject to all Subsidiary Stock Options and (ii) the per share exercise price for the shares of Company Stock issuable upon exercise of such exchanged Subsidiary Stock Option will be revised accordingly.

    5.8  Company Stock Options.  At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "Company Stock Option"), whether vested or unvested, shall by virtue of the Merger be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time and will be fully vested, except that (i) each Company Stock Option will be or will become exercisable in accordance with its terms for that number of whole shares of Parent Common Stock equal to the product (rounded to the nearest whole number of shares of Parent Common Stock) of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the result obtained by dividing the number of Option Shares by the number of Diluting Shares (the "Option Exchange Rate"), (ii) the per share exercise price for the shares of Parent Common Stock will be the per share exercise price of the Company Stock Option immediately prior to the Effective Time divided by the Option Exchange Rate, and (iii) each holder of a Company Stock Option will be required to enter into a lock-up agreement with Parent that will limit the ability of the holder of the Company Stock Option to sell or otherwise dispose of the shares of Parent Common Stock acquired upon exercise of such option for certain time periods, as agreed to by Parent and Company, except in the event the employment of the holder of such option is terminated by Parent, the Surviving Corporation or Subsidiary. Within thirty (30) days following the Closing, Parent will send to each holder of an assumed Company Stock Option a written notice setting forth (A) the number of shares of Parent Common Stock subject to such assumed Company Stock Option, (B) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Stock Option, and (C) the lock-up agreement referred to above.

    5.9  Form S-8.  Parent agrees to (i) reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of assumed Company Stock Options; (ii) file all documents required to be filed to cause the shares of Parent Common Stock issuable upon exercise of the assumed Company Stock Options to be listed on the NYSE; and (iii) file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable, and in any event within 60 days, after the Effective Time and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any such options remain outstanding.

    5.10  Employees.  Employees of Company or Subsidiary employed by the Surviving Corporation after the Effective Time will be entitled to participate in such employee benefit plans provided by the Surviving Corporation or Parent after the Closing to the extent and consistent with the terms of such plans. If any employee of Company or Subsidiary becomes a participant in any employee benefit plan of Parent or one of its subsidiaries, such employee shall, to the extent permitted by such plan, be given credit for all service with Company or Subsidiary prior to the Effective Time for purposes of vesting eligibility and for benefit accrual purposes. Nothing in this Section 5.10 shall be deemed to constitute an employment contract between the Surviving Corporation and any individual, or a waiver of the Surviving Corporation's right to discharge any employee at any time, with or without cause, subject to the terms of any employment agreement with such employee.

    5.11  Software Distribution Agreement.  Immediately prior to the Effective Time, Company shall cause that certain Software Distribution Agreement to be terminated with no further obligations of either party thereunder by execution of a termination agreement substantially in the form attached hereto as Exhibit J.

    5.12  Charter Indemnification Provisions.  Parent agrees that the directors and officers of Company and Subsidiary prior to the Effective Time shall be entitled to the same indemnification rights for acts occurring prior to the Effective Time as they had under the charter documents of Company and Subsidiary prior to the Effective Time.

ARTICLE VI
CONDITIONS TO THE MERGER

    6.1  Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

      (a)  Stockholder Approval.  The issuance of the Parent Common Stock pursuant to this Agreement and the Stock Agreement shall have been approved by the requisite vote referred to in Section 5.1 by the stockholders of Parent.

      (b)  HSR Act.  Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. All other consents and approvals of Governmental Entities necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.

      (c)  No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

      (d)  Stock Agreement.  The closing under the Stock Agreement shall have occurred on the Closing Date and the Stock Agreement shall not have been amended, except with the prior written consent of Company, which consent shall not be unreasonably withheld or delayed.

      (e)  Document of Understanding.  Parent, Company, DSA and Dassault Systemes shall have executed and delivered the Document of Understanding, substantially in the form attached hereto as Exhibit F.

    6.2  Additional Conditions to Obligations of Company.  The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

      (a)  Representations and Warranties.  Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this

  Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

      (b)  Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

      (c)  Consents.  Parent and Merger Sub shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby.

      (d)  Material Adverse Effect.  There shall not have been any Material Adverse Effect on Parent since the date of this Agreement. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by its President and Chief Financial Officer.

      (e)  Opinion of Counsel to Parent.  Company shall have received an opinion of O'Melveny & Myers LLP, counsel to Parent and Merger Sub, in substantially the form attached hereto as Exhibit G.

    6.3  Additional Conditions to the Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

      (a)  Representations and Warranties.  Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by its President.

      (b)  Agreements and Covenants.  Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the President of Company.

      (c)  Consents.  Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby.

      (d)  Material Adverse Effect.  There shall not have been any Material Adverse Effect on Company since the date of this Agreement. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by its President.

      (e)  Stockholders Agreement.  The Stockholders Agreement shall have been executed and delivered by each of the stockholders of Company and shall be in full force and effect as of the Effective Time.

      (f)  Non-Compete Agreements.  The stockholders listed on Exhibit D-1 shall have executed and delivered to Parent a Non-Compete Agreement substantially in the form attached hereto as Exhibit D-2.

      (g)  Opinion of Counsel to Company and DSA.  Parent shall have received opinions of Stradling, Yocca, Carlson & Rauth, counsel to Company, and Shearman & Sterling, counsel to DSA, in substantially the forms attached hereto as Exhibits H and I, respectively.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

    7.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Parent:

      (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

      (b) by either Company or Parent if the Merger shall not have been consummated by October 15, 2001 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

      (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

      (d) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent, then Company may not terminate this Agreement under this Section 7.1(d) for thirty (30) days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise best efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (d) if such breach by Parent is cured during such thirty (30)-day period); or

      (e) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company, then Parent may not terminate this Agreement under this Section 7.1(e) for thirty (30) days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise best efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (e) such breach by Company is cured during such thirty (30)-day period).

    7.2  Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or such later time as may be required by Section 7.1). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 2.17, Section 3.9, Section 5.2(a), Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, this Agreement.

    7.3  Fees and Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that the aggregate expenses paid by the Company if the Merger is consummated (including accounting and legal fees) shall not exceed $150,000 (any excess to be paid by the stockholders of the Company). The filing fee under the HSR Act and the fees of A.G. Edwards & Sons, Inc. will be paid by Parent.

    7.4  Amendment.  Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company.

    7.5  Extension; Waiver.  At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII
GENERAL PROVISIONS

    8.1  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given on the date of delivery if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        (a) if to Parent or Merger Sub, to:

      MSC.Software Corporation
      815 Colorado Boulevard
      Los Angeles, California 90041-1777
      Attention: President
      Facsimile: (323) 259-3838

      with a copy (not constituting notice) to:

      O'Melveny & Myers LLP
      400 S. Hope Street
      Los Angeles, California 90071
      Attention: Richard Boehmer, Esq.
      Facsimile: (213) 430-6407

        (b) if to Company, to:

      Advanced Enterprise Solutions, Inc.
      1809 East Dyer Road, Suite 313
      Santa Ana, California 92705
      Attention: President
      Facsimile:

      with a copy (not constituting notice) to:

      Stradling Yocca Carlson & Rauth
      660 Newport Center Drive, Suite 1600
      Newport Beach, California 92660

      Attention: Nick E. Yocca, Esq.
      Facsimile: (949) 725-4100

    8.2  Interpretation; Definitions.

      (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

      (b) For purposes of this Agreement:

         (i) the term "knowledge" of a party hereto, with respect to any matter in question, means the actual knowledge of the executive officers of such party, without any duty of inquiry or investigation;

        (ii) the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

    8.3  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.4  Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule and Parent Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

    8.5  Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.6  Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.7  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

    8.8  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    8.9  Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    [The remainder of this page has been intentionally left blank]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

MSC.SOFTWARE CORPORATION
By:	/s/ FRANK PERNA
Name:	Frank Perna
Title:	Chief Executive Officer
By:	/s/ LOUIS A. GRECO
Name:	Louis A. Greco
Title:	Secretary and Chief Financial Officer
AES ACQUISITION CORP.
By:	/s/ FRANK PERNA
Name:	Frank Perna
Title:	President and Chief Executive Officer
By:	/s/ LOUIS A. GRECO
Name:	Louis A. Greco
Title:	Secretary and Chief Financial Officer
ADVANCED ENTERPRISE SOLUTIONS, INC.
By:	/s/ NADER KHOSHNIYATI
Name:	Nader Khoshniyati
Title:	President, CEO
By:	/s/ ABBAS KHOSHNIYATI
Name:	Abbas Khoshniyati
Title:	VP, CTO

[Signature page to Merger Agreement]

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Exhibit A

FORM OF STOCKHOLDERS AGREEMENT

    THIS STOCKHOLDERS AGREEMENT (this "Agreement") is made and entered into as of May 2, 2001, between MSC.Software Corporation, a Delaware corporation ("Parent"), and the undersigned, constituting all the stockholders (the "Stockholders") of Advanced Enterprise Solutions, Inc., a Delaware corporation ("Company").

RECITALS

    A.  Parent, AES Acquisition Corp. and Company are entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides for the merger (the "Merger") of Company with and into AES Acquisition Corp.

    B.  Concurrently with the Merger Agreement, Parent and Dassault Systemes of America Corp. ("DSA") are entering into a Stock Purchase Agreement (the "Stock Agreement") pursuant to which Parent will acquire all the capital stock of Company held by DSA (the "Stock Purchase").

    C.  Upon consummation of the Stock Purchase as contemplated by the Stock Agreement, the shares of Company Stock held by DSA will be purchased for shares of the common stock, $0.01 par value per share, of Parent ("Parent Common Stock").

    D.  Upon consummation of the Merger as contemplated by the Merger Agreement, the shares of Company Stock held by Stockholders (other than DSA) will be converted into cash, promissory notes and shares of Parent Common Stock, and the shares of Company Stock purchased by Parent from DSA will be cancelled and extinguished without conversion.

    E.  As an inducement to Parent to enter into the Merger Agreement and the Stock Agreement and in consideration of the execution of the Merger Agreement and the Stock Agreement by Parent, Stockholders agree as set forth below.

    F.  Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to them in the Merger Agreement or the Stock Agreement, as the case may be.

    NOW THEREFORE, intending to be legally bound, the parties hereto agree as follows:

    1.  Representations of Stockholder.  Each Stockholder individually hereby represents and warrants to Parent that:

      (a) such Stockholder understands that the issuance of the Parent Common Stock and a promissory note to Stockholder pursuant to the Merger or, in the case of DSA, shares of the Parent Common Stock pursuant to the Stock Purchase, will be on the basis that the issuance thereof is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and that Parent's reliance upon such exemption is predicated upon such Stockholder's representations;

      (b) such Stockholder understands that the securities to be issued to Stockholder pursuant to the Merger or the Stock Purchase, as the case may be, have not been registered under the Securities Act or any applicable state securities law and must be held indefinitely unless subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

      (c) the securities to be issued to such Stockholder pursuant to the Merger or the Stock Purchase, as the case may be, will be acquired by such Stockholder for investment for such Stockholder's own account and not as a nominee or agent (other than as a custodian under

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  CUGMA), and not with a view to the sale or distribution thereof in a manner that would violate the Securities Act;

      (d) such Stockholder (i) has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of such Stockholder's prospective investment in securities of Parent; (ii) has received all of the information Stockholder has requested from Parent or Company that Stockholder considers necessary or appropriate for deciding whether to accept the securities of Parent; (iii) has the ability to bear the economic risks of the Stockholder's prospective investment; and (iv) is able to hold the securities of Parent for an indefinite period of time and to suffer complete loss of Stockholder's investment;

      (e) such Stockholder understands that each certificate representing the Promissory Note or shares of Parent Common Stock issued to such Stockholder pursuant to the Merger or the Stock Purchase, as the case may be, shall contain a legend to the effect that such securities have not been registered under the Securities Act or any state securities laws and such securities may not be sold or transferred in the absence of registration under the Securities Act and all applicable state securities laws or an applicable exemption therefrom; and

      (f)  such Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement, and this Agreement has been duly executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms.

    2.  Indemnification.  (a) Provided that the Closing under the Merger Agreement has occurred, Stockholders, severally and not jointly, and Parent (each, an "Indemnifying Party"), will indemnify the other party including, with respect to Parent, Parent's affiliates and the Surviving Corporation, as well as, in each case, each of their respective officers, directors and employees and each of the heirs, executors, successors and assigns of any of the foregoing (in each case, collectively, the "Parent Indemnified Parties" and the "Stockholder Indemnified Parties", respectively) from and against all claims, losses, liabilities, damages and reasonable expenses, including, without limitation, reasonable attorneys' fees and reasonable costs of investigation and litigation (collectively, "Damages") arising out of or relating to (i) in the case of the Stockholders, (A) any breach of the representations and warranties made by Company in the Merger Agreement or in the certificates delivered by Company pursuant to the Merger Agreement, or (B) failure by Company to have performed or complied in all material respects with all agreements or covenants required by the Merger Agreement to be performed or complied with by Company at or prior to the Closing Date, and (ii) in the case of Parent, (A) any breach of the representations and warranties made by Parent in the Merger Agreement and, for the benefit of DSA only, the Stock Agreement or in the certificates delivered by Parent pursuant to the Merger Agreement, or (B) failure by Parent to have performed or complied in all material respects with all agreements or covenants required by the Merger Agreement or, for the benefit of DSA only, the Stock Agreement to be performed or complied with by Parent at or prior to the Closing Date. Notwithstanding the foregoing, DSA shall not be liable for any Damages resulting from any breach of the representations and warranties of Company in the Merger Agreement if such breach results solely from actions taken or events occurring prior to June 30, 1999. Any Damages not paid by DSA as a result of the previous sentence will be paid by the Stockholders (other than DSA), with the proportionate share to be paid by each Stockholder to be determined as if DSA was not a Stockholder and its shares were not outstanding.

      (b) Provided that the Closing under the Merger Agreement has occurred, Stockholders will, severally and not jointly, indemnify the Parent Indemnified Parties from and against all Damages arising out of or relating to any breach of the representations and warranties of Stockholder contained in Section 1 of this Agreement and, in the case of DSA, Section 3.1(c) of the Stock Agreement. Provided that the Closing under the Merger Agreement has occurred, Parent will

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  indemnify DSA from and against all Damages arising out of or relating to any breach of the representation and warranty of Parent in Section 3.2(c) of the Stock Agreement.

      (c) Notwithstanding the foregoing, (x) no Stockholder shall be required to pay any amount for Damages with respect to subsection (a) above of this Agreement (i) unless the aggregate amount otherwise payable by Stockholders with respect to all claims for indemnification pursuant to subsection (a) above of this Agreement would exceed $500,000 (the "Deductible"), whereupon only the amount of Damages otherwise payable above the Deductible shall be payable by the Stockholders, and (ii) except with respect to claims based on fraud committed by such Stockholder, in excess of the Merger Consideration received by such Stockholder, in the case of Stockholders other than DSA, or the Purchase Price in this case of DSA, and (y) Parent shall not be required to pay any amount for Damages with respect to subsection (a) above of this Agreement (i) unless the aggregate amount otherwise payable by Parent with respect to all claims for indemnification pursuant to subsection (a) above of this Agreement would exceed the Deductible, whereupon only the amount of Damages otherwise payable above the Deductible shall be payable by Parent, and (ii) except with respect to claims based on fraud committed by Parent, in excess of $60 million. Nothing in this Section 2(c) will affect Parent's obligations under the Promissory Notes.

      (d) Indemnification with respect to Damages with respect to subsection (a) above shall expire on the second anniversary of the Closing Date; provided, however, that Damages with respect to breaches of Sections 2.2, 2.4 and 2.9 of the Merger Agreement shall expire upon expiration of the applicable statutes of limitation; provided, further that if prior to that date notice of any claim for Damages has been given by an Indemnified Party as provided herein, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of, and any indemnification due in respect thereof shall have been paid.

      (e) Promptly after receipt by an Indemnified Party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the Indemnified Party shall give notice thereof in writing to Parent or DSA and the Stockholders' Agent (as defined below), as the case may be, but the omission to give such notice promptly will not relieve the Indemnifying Party from any liability except to the extent that the Indemnifying Party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense, including an estimate, if practicable, of the amount of Damages that have been or may be suffered or incurred by the Indemnified Party attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement.

      (f)  With respect to third party claims, if within 20 days after receiving the notice described in clause (e) above, Parent or DSA and the Stockholders' Agent, as the case may be, gives written notice to the Indemnified Parties stating that the Indemnifying Party disputes and intends to defend against such claim, liability or expense at their own cost and expense, then counsel for the defense shall be selected by Parent or DSA and the Stockholders' Agent, as the case may be (subject to the consent of the Indemnified Parties, which consent shall not be unreasonably withheld), and the Indemnified Parties shall not be required to make any payment with respect to such claim, liability or expense as long as the Indemnifying Party is conducting a good faith and diligent defense at the expense of the Indemnifying Party; provided, however, that the assumption of defense of any such matters by the Indemnifying Party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The Indemnifying Party shall have the right, with the consent of the Indemnified Parties, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, provided the Indemnifying Party and other Indemnifying Parties' obligations to indemnify the Indemnified Parties therefor will be fully satisfied. The Indemnifying Party and the Indemnified Parties shall each furnish the other with all documents and information that the

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  Indemnifying or Indemnified Parties shall reasonably request and shall consult with each other prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, each Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying parties and the Indemnified Parties and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, in the reasonable opinion of the Indemnified Parties, the expense of one separate counsel for the Indemnified Parties shall be paid by the Indemnifying Party. If no such notice of intent to dispute and defend is given, or if such diligent good faith defense is not being or ceases to be conducted in the reasonable opinion of the Indemnified Parties, the Indemnified Parties shall undertake the defense of (with counsel selected by the Indemnified Parties), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense with the consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party will pay any and all amounts owed to the Indemnified Parties under this Agreement upon a final judgment or settlement or an earlier agreement between the Indemnifying Party and the Indemnified Parties.

    3.  Voting by Stockholders.  Each Stockholder hereby agrees (i) to vote and to grant or withhold a written consent with respect to (or, if and to the extent that a Stockholder is the beneficial but not the record owner, agrees to cause to be voted and to cause a written consent to be granted or withheld with respect to) all shares of Parent Common Stock that such Stockholder beneficially owns (whether acquired pursuant to the Merger, the Stock Purchase or otherwise) in proportion to the vote of the stockholders of Parent other than the Stockholders; and (ii) not to propose any matter to the Board of Directors of Parent or its stockholders that requires or contemplates the vote or consent of the stockholders of Parent or any nominees for election as directors of Parent without, in the case of clause (ii), the prior approval of the Board of Directors of Parent, which approval shall be in the sole and absolute discretion of such Board of Directors. The provisions of this Section 3 shall be suspended automatically and become ineffective if (A) the aggregate beneficial ownership (as defined under Section 13(d) of the Exchange Act) of Parent Common Stock by the Stockholders becomes less than 10% of the outstanding Parent Common Stock; provided, however, that such suspension shall terminate and the provisions of this Section 3 shall become effective again automatically if the aggregate beneficial ownership of Parent Common Stock by the Stockholders again becomes 10% or more of the Parent Common Stock; or (B) a default has occurred under the Promissory Notes; provided, however, that such suspension shall terminate and the provisions of this Section 3 shall become effective again automatically if the default has been cured within 15 days or waived by the holders of the Promissory Notes or the Promissory Notes have been paid in full.

    4.  Restrictions on Transfer by DSA.  DSA shall not, directly or indirectly, offer, sell or transfer any shares of Parent Common Stock that DSA beneficially owns (whether acquired pursuant to the Stock Purchase or otherwise) prior to the fifth anniversary of the Closing Date, except (i) upon the occurrence of a Change in Control (as defined below), (ii) pursuant to the provisions of Sections 9 or 10 of this Agreement, (iii) upon a material breach of this Agreement by Parent that is not cured by Parent or waived by DSA within 30 days of receipt by Parent of written notice from DSA claiming a material breach and identifying such breach, (iv) upon a material breach of that certain IBM US Business Partner and Solution Provider/Complementary Marketing Agreement between IBM and Company, as supplemented by that certain Document of Understanding, dated December 16, 1999, all to be assumed by Parent upon the consummation of the Merger by Parent that is not cured by Parent or waived by IBM within a reasonable period after receipt by Parent of written notice from IBM claiming a material breach and identifying such breach, (v) upon a material breach of the Document of Understanding by Parent that is not cured by Parent or waived by the applicable party within a reasonable period after receipt by Parent of written notice to Parent claiming a material breach and identifying such breach or (vi) if Parent fails to pay the DSA Promissory Note within 15 days after it is

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due and payable at stated maturity. On and after the fifth anniversary of the Closing Date and upon a Change in Control or such default by Parent, DSA shall not, directly or indirectly, offer, sell or transfer any shares of Parent Common Stock that DSA beneficially owns (whether acquired pursuant to the Stock Purchase or otherwise) without offering Parent a right of first refusal in the manner provided in Section 6 hereof, except in compliance with the provisions of Section 9 of this Agreement or except pursuant to the volume limitations, manner of sale requirements and other conditions of Rule 144 under the Securities Act (whether or not such limitations, requirements and conditions would then apply to sales of Parent Common Stock by DSA), provided that, despite compliance with the right of first refusal or the exceptions thereto set forth above, DSA may not knowingly sell all or a portion of such shares constituting 2% or more of the total combined voting power of all shares of Parent Common Stock then outstanding to any one person or group (as defined under Section 13(d) of the Exchange Act) without offering Parent a right of first refusal in the manner provided in Section 6 over the shares proposed to be sold to such person or group. For purposes of this Section 4 and Section 5, Change in Control means (A) approval by the stockholders of Parent of the dissolution or liquidation of Parent; (B) approval by the stockholders of Parent of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities not a wholly owned subsidiary of Parent, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after the transaction are, or will be, owned, directly or indirectly, by stockholders of Parent immediately before such transaction (assuming for purposes of such determination that there is no change in the record ownership of Parent's securities from the record date for such approval until such transaction is consummated and that such record owners hold no securities of the other parties to such transaction, but including in such determination any securities of the other parties to such transaction held by affiliates of Parent); (C) approval by the stockholders of Parent of the sale, lease, conveyance or other disposition of all or substantially all of Parent's business or assets to a person or entity that is not a wholly owned subsidiary of Parent; (D) without the prior approval of a majority of the Board of Directors of Parent, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing more than 50% of the combined voting power of Parent's then outstanding securities then entitled to vote generally in the election of directors of Parent; (E) a majority of the Board of Directors of Parent were neither nominated for election or appointed by the Board of Directors of Parent; or (F) the sale of all or substantially all the stock or assets of Subsidiary (as defined in the Merger Agreement), other than to a majority owned subsidiary of Parent.

    5.  Restrictions on Transfer by Stockholders (Other Than DSA).  No Stockholder (other than DSA) shall, directly or indirectly, offer, sell or transfer any shares of Parent Common Stock that such Stockholder beneficially owns (whether acquired pursuant to the Merger or otherwise) without offering the Parent a right of first refusal in the manner provided in Section 6 hereof, except (i) upon the occurrence of a Change in Control, (ii) in compliance with the provisions of Sections 9 or 10 of this Agreement or (iii) pursuant to the volume limitations, manner of sale requirements and other conditions of Rule 144 under the Securities Act (whether or not such limitations, requirements and conditions would then apply to sales of Parent Common Stock by the Stockholder), provided that, despite compliance with the right of first refusal procedures or the exceptions thereto set forth above, a Stockholder may not knowingly sell all or a portion of such shares constituting 2% or more of the total combined voting power of all shares of Parent Common Stock then outstanding to any one person or group (as defined under Section 13(d) of the Exchange Act) without offering Parent a right of first refusal in the manner provided in Section 5 over the shares proposed to be sold to such person or group. Notwithstanding the foregoing, Stockholders (other than DSA) may transfer shares of Parent Common Stock to a transferee who is a member of the immediate family, a sibling, a descent, or a niece or nephew of the transferring Stockholder (including, without limitation, family trusts, trusts for the benefit of family members, siblings, descendants, and/or nieces and nephews, and other similar

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entities used for the transferring Stockholder's estate planning purposes); provided that any such transferee (an "Excepted Transferee"), if not already a signatory hereto, has executed and delivered to Parent, prior to the transfer, a signature page to this Agreement agreeing to be bound by the terms and conditions hereof. A Stockholder making a transfer to an Excepted Transferee shall notify Parent in writing, concurrently or in advance, stating the name and address of the Excepted Transferee, identifying the number of shares of Parent Common Stock to be transferred, and providing to Parent, if the Expected Transferee if not already a signatory hereto, the Excepted Transferee's signature page hereto. In connection with any such transfer, the term "Stockholder" as used in this Agreement, other than in Section 2 hereof, shall, where appropriate following a permitted transfer to an Excepted Transferee, be deemed to include the Excepted Transferee.

    6.  Right of First Refusal.  To the extent required by Sections 4 or 5, a Stockholder, prior to making any offer to sell, sale or transfer of shares of Parent Common Stock, shall give Parent the opportunity to purchase such shares in the following manner:

      (a) A Stockholder intending to make such an offer, sale or transfer shall give written notice of such intention (the "Transfer Notice") to Parent, specifying (i) the number of shares proposed to be disposed of, (ii) the proposed price therefor, and (iii) the terms and conditions of the proposed transfer. Without limiting the foregoing, a Stockholder's tender of shares of Parent Common Stock in response to a bona fide third-party tender offer or exchange offer to purchase shares of Parent Common Stock shall be deemed to be an offer by the Stockholder to sell shares of Parent Common Stock at the price specified in the tender offer or exchange offer, without regard to conditions to the tender or exchange officer's obligation to purchase, and such a tender is subject to Parent's right of first refusal herein.

      (b) Parent shall have the right, exercisable by written notice given by Parent to the Stockholder who gave the Transfer Notice within 10 business days after receipt of such Transfer Notice (or in the case of a tender or exchange offer, no later than 24 hours prior to the latest time by which shares of Parent Common Stock must be tendered in order to be accepted pursuant to such offer, or in the case of an offering of registered shares, no later than 24 hours prior to the time of sale as indicated by the Stockholder in a Transfer Notice given no less than 48 hour prior to the time of sale), to purchase (or to cause an affiliate of Parent to purchase) all, but not fewer than all, of the shares of Parent Common Stock specified in such Transfer Notice for cash at the price set forth thereon. If the purchase price specified in the Transfer Notice includes any property other than cash, such purchase price shall be deemed to be the amount of any cash included in the purchase price plus the value (determined as stated below) of such other property included in such price. For this purpose:

         (i) Stockholder and Parent shall use their respective commercially reasonable efforts to determine or cause the determination of the value of any securities included in the purchase price to be made within three business days after the date of delivery of the Transfer Notice and any determination of the value of property other than securities to be made within 10 business days after the date of delivery of the Transfer Notice. If the parties are unable to agree upon the value of any such securities or other property, they will select a financial institution or appraisal firm acceptable to both of them (or, if the parties cannot agree upon such an institution or firm, they will each select such an institution or firm and representatives of the selected institutions or firms shall select a third such institution or firm) to determine the value of any such securities or other property within such three-day or ten-day period, as applicable. The determination of the parties or the financial institution or appraisal firm shall be conclusive.

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        (ii) The date on which Parent must exercise its rights of first refusal shall be extended until three business days after the determination of the value of property included in the purchase price.

      (c) If Parent exercises its right of first refusal hereunder, the closing of the purchase of the shares of Parent Common Stock with respect to which such right has been exercised shall take place within 10 business days (or if approval of such purchase by Parent's stockholders is required by law or pursuant to any stock exchange rule or policy, within 90 days) after Parent gives notice of such exercise. Upon exercise of its right of first refusal, Parent shall be legally obligated to consummate the purchase contemplated thereby, subject to the Stockholder's delivery of such shares of Parent Common Stock free and clear of any adverse claims.

      (d) If Parent does not exercise its right of first refusal hereunder within the time specified for such exercise, the Stockholder who gave the Transfer Notice shall be free during the period of 120 calendar days following the expiration of such time for exercise to offer, sell, or transfer the number of shares of Parent Common Stock specified in such Transfer Notice at the price specified therein or at any price in excess thereof, upon the terms and conditions specified therein. The Stockholder may not offer, sell or transfer shares of Parent Common Stock at a price less than the price specified in such Transfer Notice without again following the procedures set forth above.

    7.  Certain Public Statements.  Each Stockholder hereby agrees, at all times when the provisions of Section 3 are effective, not to issue or make, or cause to be issued or made, any press release, other statement disseminated generally to the public, investors or Parent's stockholders, or statement to security analysts, with respect to any matter on which the Stockholder has agreed to vote or grant or withhold a written consent pursuant to Section 3 hereof.

    8.  Beneficial Ownership.  Upon the request of Parent from time to time, the Stockholder will inform Parent of the aggregate beneficial ownership of Parent Common Stock by the Stockholder. Upon the Closing under the Merger Agreement, other than the signatories hereto, no other person has or shares beneficial ownership of any of the Parent Common Stock held by the Stockholder.

    9.  Piggyback Registration.  If at any time Parent proposes to register any of its common stock or preferred stock ("Other Securities") under the Securities Act (other than a registration on Form S-4 or S-8 or any successor form thereto), whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities (as defined below) for sale for cash to the public under the Securities Act, it will each such time give prompt written notice to each Stockholder which is the record holder of Registrable Securities (a "Holder") of its intention to do so at least 10 business days prior to the anticipated filing date of the registration statement relating to such registration. Such notice shall offer each such Holder the opportunity to include in such registration statement such number of Registrable Securities as each such Holder may request. Upon the written request of any such Holder made within 5 business days after the receipt of Parent's notice (which request shall specify the number of Registrable Securities intended to be disposed of), Parent shall effect, in connection with the registration of the Other Securities, the registration under the Securities Act of all Registrable Securities which Parent has been so requested to register; provided that:

      (a) if at any time after giving written notice of its intention to register any securities and prior to the effective date of such registration, Parent shall determine for any reason not to register or to delay registration of such securities, Parent may, at its election, give written notice of such determination to the Holders who requested inclusion and, thereupon, (A) in the case of a determination not to register, Parent shall be relieved of its obligation to register any Registrable Securities in connection with such registration and (B) in the case of a determination to delay such registration, Parent shall be permitted to delay registration of any Registrable Securities requested to be included in such registration for the same period as the delay in registering such Other Securities;

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      (b) (i) if the registration referred to in the first sentence of this Section 9 is to be an underwritten primary registration on behalf of Parent, and the managing underwriter advises Parent in writing (with a copy to the Holders who requested registration) that, in such firm's opinion, such offering would be materially and adversely affected by the inclusion therein of the Registrable Securities requested to be included therein, Parent shall include in such registration: (1) all securities Parent proposes to sell for its own account ("the Parent Securities") and (2) up to the full number of Registrable Securities in excess of the number and dollar amount of the Parent Securities which, in the good faith opinion of such managing underwriter, can be a sold without materially and adversely affecting such offering of the Parent Securities (and, if less than the full number of such Registrable Securities, allocated pro rata among the Holders of such Registrable Securities on the basis of the number of securities requested to be included therein by each such Holder), and (ii) if the registration referred to in the first sentence of this Section 9 is to be an underwritten secondary registration on behalf of holders of securities (other than Registrable Securities) of Parent (the "Other Holders"), and the managing underwriter advises Parent in writing (with a copy to the Holders who requested registration) that in its good faith opinion such offering would be materially and adversely affected by the inclusion therein of the Registrable Securities requested to be included therein, Parent shall include in such registration the amount of securities (including Registrable Securities) that such managing underwriter advises, allocated pro rata among the Other Holders and the Holders on the basis of the number of securities (including Registrable Securities) requested to be included therein by each Other Holder and each Holder; and

      (c) Parent shall not be required to affect any registration of Registrable Securities under this Section 9 incidental to the registration of any of its securities in connection with mergers, acquisitions, reincorporation, dividend reinvestment plans or stock option or other executive or employee benefit or compensation plans.

      (d) Any Holder desiring to sell Registrable Securities must execute an underwriting or similar agreement and complete and execute all reasonable questionnaires, powers of attorney, indemnities, lock-up letters and other documents reasonably required under the underwriting arrangement.

    For the purposes of this Section 9 and Section 10, Registrable Securities means the shares of Parent Common Stock held by the Stockholders immediately after the Closing under the Merger Agreement, any stock or other securities into which or for which such shares of Parent Common Stock may thereafter be changed, converted or exchanged, and any other securities issued to the Holders of such shares of Parent Common Stock (or such shares into which or for which such shares are so changed, converted or exchanged) upon any reclassification, share combination, share subdivision, share dividend, merger, consolidation or similar transaction, provided that any such securities shall cease to be Registrable Securities if (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with the plan of distribution set forth in such registration statement, (ii) such securities shall have been transferred pursuant to Rule 144, or (iii) such securities are held by a Holder other than a Stockholder and Parent has furnished to such Holder an opinion of counsel, which opinion shall be reasonably satisfactory to such Holder, to the effect that all of such securities are permitted to be distributed by such Holder in one transaction pursuant to Rule 144(k).

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    10.  Demand Registration.  (a) If Parent has not previously given a notice to Holders as provided by Section 9, at any time after the second anniversary of the Closing under the Merger Agreement, upon written notice from a Holder requesting that Parent effect the registration under the Securities Act of any or all of the Registrable Securities held by such Holder, which notice shall specify the number of Registrable Securities for which registration is requested and the intended method or methods of disposition of such Registrable Securities, Parent shall have the right, exercisable within 10 days by written notice to such Holder, to purchase all of the Registrable Securities requested to be registered by such Holder at a cash price per share equal to the arithmetic mean of each of the closing sales prices per share of Parent Common Stock on The New York Stock Exchange for each of the 15 consecutive trading days ending on the fifth trading day immediately preceding the date of the written notice from the Holder under this Section 10(a). The closing of such purchase shall take place no later than 15 days after the date of the written notice from Parent under this Section 10(a). If Parent gives written notice under this Section 10(a), the written notice from the Holder under this Section 10(a) shall not be deemed a request for registration for purposes of Section 10(b).

      (b) If Parent does not exercise its right to purchase under Section 10(a) above, Parent shall, within 15 days after receipt of the Holder's request, serve written notice (the "Request Notice") of such registration request to all other Holders of Registrable Securities. The Request Notice will state that Parent will include in such registration all Registrable Securities, subject to the limitations of this Section 10(b) and to compliance with the other provisions of this Agreement, as to which Parent receives written requests for inclusion within 15 days after the date of the Request Notice. As promptly as practicable after such 15 day period, Parent shall use its best efforts to effect the registration under the Securities Act of the Registrable Securities to be included for disposition in accordance with the intended method or methods of disposition stated in the Holder's request, provided that:

    (i)
    if prior to receipt of a registration request pursuant to this Section 10(b), Parent had commenced a financing plan through a formal "all hands" meeting with outside advisors, including an underwriter if such financing plan is an underwritten offering, and, in the good-faith judgment of Parent's underwriter, confirmed to Parent in writing (with a copy to the Holders requesting registration), a registration by the requesting Holders at the time and on the terms requested would materially and adversely affect such financing plan of Parent (a "Transaction Blackout"), Parent shall give written notice of such events to the Holders requesting registration and shall not be required to serve the Request Notice and effect a registration pursuant to this Section 9(b) until the earliest of (A) Parent's abandonment of such offering, (B) 90 days after the termination of such offering, (C) the termination of any "hold back" period obtained by the underwriter(s) of such offering from any person, including Parent, in connection therewith or (D) 110 days after receipt by the Holder requesting registration of the written notice of Transaction Blackout from Parent;

    (ii)
    if, at the time of receipt of a registration request or while a registration request is pending pursuant to this Section 10(b), the Company has determined in good faith that (A) the filing of a registration statement would jeopardize or delay a contemplated material transaction other than a financing plan involving Parent or would require the disclosure of material information that Parent has a bona fide business purpose for preserving as confidential, or (B) Parent then is unable to comply with SEC requirements applicable to the requested registration, Parent shall not be required to effect a registration pursuant to this Section 10(b) until the earlier of (1) the date upon which such contemplated transaction is completed or abandoned or such material information is otherwise disclosed to the public or ceases to be material or Parent is able to so comply with applicable SEC requirements, as the case may be, and (2) 90 days after Parent

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      makes such good-faith determination, provided that Parent shall not be permitted to delay a requested registration in reliance on this clause (ii) more than once in any 180-day period; and

    (iii)
    Parent shall be obligated to file only one registration statement pursuant to this Section 10(b) and shall not be obligated to file a registration statement relating to a registration request pursuant to this Section 10(b) if such registration request (including Registrable Securities requested to be included in response to a Request Notice) is for a number of Registrable Securities which have an aggregate market value less than $10 million.

      (c) Notwithstanding any other provision of this Agreement to the contrary, a registration requested pursuant to this Section 10 shall not be deemed to have been effected (and, therefore, not requested for purposes of Section 10(b)), (A) until the registration statement with respect thereto has become effective under the Securities Act (unless the registration statement fails to become effective because the Holders request that the registration be withdrawn for a reason other than contemplated in clause (B)); (B) if it is withdrawn based upon material adverse information relating to Parent that is different from the information known to the Holder requesting registration at the time of the Holder's request for registration; or (C) if after it has become effective such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason other than a misrepresentation or an omission by a Holder whose Registrable Securities are the subject of such registration statement.

      (d) If the Registrable Securities are to be sold in an underwritten offering, the underwriter or underwriters and manager or managers that will administer the offering will be selected by Parent, and the Holders who desire to sell Registrable Securities must execute an underwriting or similar agreement and complete and execute all reasonable questionnaires, powers of attorneys, indemnities, lock-up letters and other documents reasonably required under the underwriting arrangement.

    11.  Obligations of Parent.  In the case of each offering of Registrable Securities made pursuant to Section 9 or 10 of this Agreement, Parent agrees to (i) prepare and file with the Securities and Exchange Commission (the "SEC") on one or more registration statements in accordance with Section 9 or 10, as applicable with respect to the shares of Registrable Securities, and shall use commercially reasonable efforts to cause such registration statement to become effective; (ii) except as provided herein, keep such registration statement effective until the earlier of the sale of all of the shares of Registrable Securities so registered or 90 days after the effectiveness of such registration statement; (iii) promptly prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in such registration statement in order to keep such registration statement effective until the earlier of the sale of all of the shares of Registrable Securities so registered or 90 days after the effectiveness of such registration statement; (iv) furnish to the Holders without charge such number of copies of such registration statement, each amendment and supplement thereto, and any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents as the Holders may reasonably request in order to effect the offering and sale of the shares of the Registrable Securities to be offered and sold, but only while Parent shall be required under the provisions hereof to cause the registration statement to remain current; (v) use its commercially reasonable efforts to register or qualify the shares of the Registrable Securities covered by such registration statement under the securities or blue sky laws of such jurisdictions as the Holders shall reasonably request (provided that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business

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or to file a general consent to service of process in any such jurisdiction where it has not been qualified), keep such registration or qualification in effect for as long as such registration statement remains in effect, and do any and all other acts or things which may be necessary or advisable to enable the Holders to consummate the public sale or other disposition of the Registrable Securities in such jurisdictions; (vi) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by Parent are then listed, and enter into such customary agreements as may be required in furtherance thereof, including, without limitation, listing applications and indemnification agreements in customary form; (vii) notify the Holders upon the happening of any event as a result of which, or the discovery that, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; (viii) so long as the registration statement remains effective, promptly prepare, file and furnish to the Holders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of the Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (ix) notify the Holders, promptly after it shall receive notice thereof, of the date and time the registration statement and each post-effective amendment thereto has become effective or a supplement to any prospectus forming a part of such registration statement has been filed; (x) notify the Holders promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information; and (xi) advise the Holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the registration statement or the issuance by any state securities commission or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or "blue sky" laws, or the initiation or threatening of any proceeding for that purpose, and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or other order or to obtain its withdrawal if such stop order should be issued.

    12.  Expenses.  In the case of each offering of Registrable Securities made pursuant to Section 9 or 10 of this Agreement, Parent agrees to pay the expenses incurred by Parent in connection with any registration of Registrable Securities pursuant to this Agreement, including all SEC and blue sky registration and filing fees, printing expenses, transfer agents' and registrars' fees, the fees and disbursements of Parent's counsel and independent accountants and the reasonable fees and disbursements of one counsel to the Holders. The Holders shall be responsible for all commissions and transfer taxes.

    13.  Indemnification and Contribution.

      (a) In the case of each offering of Registrable Securities made pursuant to Section 9 or 10 of this Agreement, Parent agrees to indemnify and hold harmless each Holder, its officers and directors, each underwriter of Registrable Securities so offered and each person, if any, who controls any of the foregoing persons within the meaning of the Securities Act, from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened, and shall promptly reimburse them, as and when incurred, for any reasonable legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as such losses, claims, damages, liabilities or actions shall arise out of, or shall be based upon, any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final prospectus included therein) or any amendment thereof or supplement thereto, or in any document incorporated by reference therein, or any omission or alleged omission

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  to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Parent shall not be liable to a particular Holder in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement, or any omission, if such statement or omission shall have been made in reliance upon and in conformity with information relating to such Holder furnished to Parent in writing by or on behalf of such Holder specifically for use in the preparation of the registration statement (or in any preliminary or final prospectus included therein) or any amendment thereof or supplement thereto. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of a Holder and shall survive the transfer of such securities. The foregoing indemnity agreement is in addition to any liability which Parent may otherwise have to each Holder, its officers and directors, underwriters of the Registrable Securities or any controlling person of the foregoing; provided that, as to any underwriter or person controlling any underwriter, this indemnity does not apply to any loss, claim, damage, liability or action arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission in any preliminary prospectus if a copy of a prospectus was required to be sent or given and was not sent or given by or on behalf of an underwriter to such person asserting such loss, claim, damage, liability or action at or prior to the written confirmation of the sale of the Registrable Securities as required by the Securities Act, such untrue statement or omission had been corrected in such prospectus, and copies of the corrected prospectus were provided to such underwriter prior to the giving or sending of such written confirmation.

      (b) In the case of each offering made pursuant to this Agreement, each Holder of Registrable Securities included in such offering, by exercising its registration rights hereunder, agrees to indemnify and hold harmless Parent, its officers and directors and each person, if any, who controls any of the foregoing within the meaning of the Securities Act (and if requested by the underwriters, each underwriter who participates in the offering and each person, if any, who controls any such underwriter within the meaning of the Securities Act), from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened, and shall promptly reimburse them, as and when incurred, for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages, liabilities or actions shall arise out of, or shall be based upon, any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final prospectus included therein) or any amendment thereof or supplement thereto, or any omission or alleged omission to state therein a material fact relating to the Holder required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that such untrue statement of a material fact is contained in, or such material fact relating to the Holder is omitted from, information relating to such Holder furnished in writing to Parent by or on behalf of such Holder specifically for use in the preparation of such registration statement (or in any preliminary or final prospectus included therein) or any amendment or supplement thereto. The foregoing indemnity is in addition to any liability which such Holder may otherwise have to Parent, or any of its directors, officers or controlling persons; provided, however, that, as to any underwriter or any person controlling any underwriter, this indemnity does not apply to any loss, claim, damage, liability or action arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission in any preliminary prospectus if a copy of a prospectus was required to be sent or given and was not sent or given by or on behalf of an underwriter to such person asserting such loss, claim damage, liability or action at or prior to the written confirmation of the sale of the Registrable Securities as required by the Securities Act, such untrue statement or omission had been corrected in such prospectus, and

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  copies of the corrected prospectus were provided to such underwriter prior to giving or mailing of such written confirmation; and provided, further, that in no event shall any such Holder be liable for any amount in excess of the net proceeds received from the sale of the Registrable Securities by such Holder in the subject offering.

      (c) Each party indemnified under paragraph (a) or (b) of this Section 13 shall, promptly after receipt of notice of any claim or the commencement of any action against such indemnified party in respect of which indemnity may be sought, notify the indemnifying party in writing of the claim or the commencement thereof; provided that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party on account of the indemnity agreement contained in paragraph (a) or (b) of this Section 13, except to the extent the indemnifying party was prejudiced by such failure, and in no event shall relieve the indemnifying party from any other liability which it may have to such indemnified party. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 13 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided that each indemnified party, its officers and directors, if any, and each person, if any, who controls such indemnified party within the meaning of the Securities Act, shall have the right to employ separate counsel reasonably approved by the indemnifying party to represent them if the named parties to any action (including any impleaded parties) include both such indemnified party and an indemnifying party, and such indemnified party shall have been advised by counsel either (i) that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to such indemnifying party or (ii) a conflict may exist between such indemnified party and such indemnifying party, and in that event the fees and expenses of one such separate counsel for all such indemnified parties shall be paid by the indemnifying party. An indemnified party will not enter into any settlement agreement which is not approved by the indemnifying party, such approval not to be unreasonably withheld. The indemnifying party may not agree to any settlement of any such claim or action which provides for any remedy or relief other than monetary damages for which the indemnifying party shall be responsible hereunder, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. In any action hereunder as to which the indemnifying party has assumed the defense thereof with counsel reasonably satisfactory to the indemnified party, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof. In all instances, the indemnified party shall cooperate fully with the indemnifying party or its counsel in the defense of each claim or action.

      (d) If the indemnification provided for in this Section 13 shall for any reason be unavailable to an indemnified party in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to herein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact

A–13

  relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission, but not by reference to any indemnified party's stock ownership in Parent. In no event, however, shall a Holder be required to contribute in excess of the amount of the net proceeds received by such Holder in connection with the sale of Registrable Securities in the offering which is the subject of such loss, claim, damage or liability. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section shall be deemed to include, for purposes of this paragraph, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claims. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

    14.  Stockholders' Agent.  Stockholders (other than DSA) hereby irrevocably appoint Nader Khoshniyati as his, her or its agent and as the agent for purposes of all matters relating to this Agreement, the Merger Agreement and the Escrow Agreement (the "Stockholders' Agent"), and Nader Khoshniyati hereby accepts his appointment as the Stockholders' Agent. Parent shall be entitled to deal exclusively with the Stockholders' Agent on all matters relating to this Agreement and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of Stockholders by the Stockholders' Agent, and on any other action taken or purported to be taken on behalf of Stockholders by the Stockholders' Agent, as fully binding upon Stockholders. If the Stockholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Stockholders, then the former stockholders of Company holding a majority of the shares of Parent Common Stock issued pursuant to the Merger and the Stock Purchase shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Stockholders' Agent" in accordance with this Section 14. The Stockholders' Agent shall be reimbursed by the Stockholders for his reasonable out-of-pocket expenses incurred in connection with serving as the Stockholders' Agent under this Agreement and the Escrow Agreement. Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment. The Stockholders shall severally indemnify Stockholders' Agent and hold Stockholders' Agent harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of Stockholders' Agent and arising out of or in connection with the acceptance or administration of Stockholders' Agent's duties hereunder and under the Escrow Agreement, including the reasonable fees and expenses of any legal counsel retained by Stockholders' Agent.

    15.  Miscellaneous.

      (a)  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      (b)  Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

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      (c)  Amendments and Modification.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

      (d)  No Inconsistent Agreements.  With respect to the provisions of Sections 9 through 13 of this Agreement, Parent has not entered into, nor will Parent enter into, any agreement that is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof.

      (e)  Notices.  All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given on the date of delivery if delivered personally or by a commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or such other address or telecopy numbers for a party as shall be specified by like notice):

If to Parent:	MSC.Software Corporation 815 Colorado Boulevard Los Angeles, California 90041-1777 Attention: President Facsimile: (323) 259-3838
With a copy (not constituting notice) to:
O'Melveny & Myers LLP 400 S. Hope Street Los Angeles, California 90071 Attention: Richard Boehmer, Esq. Facsimile: (213) 430-6407
If to Stockholder:	Nader Khoshniyati 5 Vista Court Laguna Niguel, California 92677
With a copy (not constituting notice) to:
Stradling Yocca Carlson & Rauth 660 Newport Center Drive, Suite 1600 Newport Beach, California 92660 Attention: Nick E. Yocca, Esq.

      (f)  Governing Law.  This Agreement shall be governed by the laws of the State of California, without reference to rules of conflicts of law.

      (g)  Entire Agreement.  This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

      (h)  Effect of Headings.  The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

      (i)  Terms.  Capitalized terms not otherwise defined herein shall have the meaning given such terms in the Merger Agreement.

      (j)  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

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    [The remainder of this page has been intentionally left blank]

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

MSC.SOFTWARE CORPORATION		STOCKHOLDERS
By:	Signature	Nader Khoshniyati
Name:		Abbas Khoshniyati
Title:		Abdollah Khoshniyati
Reza Khoshniyati
Ali Heydari Saeed
Amir Khoshniyati
Arya Khoshniyati
Shirley Khoshniyati
Dassault Systemes of America Corp.
By:
Name:
Title:

[Signature page to Stockholders Agreement]

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Exhibit B

FORM OF ESCROW AGREEMENT

    THIS ESCROW AGREEMENT (this "Agreement") is entered into as of        , 2001, by and between MSC.Software Corporation, a Delaware corporation ("Parent"), Nader Khoshniyati (the "Stockholders' Agent"), as agent for the former stockholders of Advanced Enterprise Solutions, Inc., a Delaware corporation ("Company"), and             , a            , as Escrow Agent (the "Escrow Agent").

W I T N E S S E T H

    WHEREAS, Parent, AES Acquisition Corp. and Company have entered into an Agreement and Plan of Merger, dated as of May 2, 2001 (the "Merger Agreement"), pursuant to which Company will be merged with and into AES Acquisition Corp. and all the capital stock of Company will be converted into cash, promissory notes and Common Stock, $0.01 par value per share, of Parent (the "Parent Common Stock"); and

    WHEREAS, the Merger Agreement requires that          [insert number of shares calculated in accordance with Section 1.6(c)(i) of the Merger Agreement] shares of Parent Common Stock issuable pursuant to the Merger Agreement be deposited in escrow at the Closing (as defined in the Merger Agreement) (such shares of Parent Common Stock being referred to as the "Indemnification Shares");

    WHEREAS, the Merger Agreement requires that 250,000 additional shares of Parent Common Stock issuable pursuant to the Merger Agreement be deposited in escrow at the Closing (such shares of Parent Common Stock being referred to as the "Note Shares" and collectively with the Indemnification Shares, the "Shares"); and

    WHEREAS, Parent desires that the Escrow Agent hold in escrow the Shares in accordance with the terms and conditions hereinafter set forth, and the Escrow Agent has agreed to act as Escrow Agent hereunder, in accordance with the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be bound legally, agree as follows:

    Section 1.  Appointment of Escrow Agent.  Parent hereby appoints and designates the Escrow Agent, and the Escrow Agent hereby agrees, to receive the Shares and to hold and deliver the Shares as set forth herein.

    Section 2.  Escrow Deposit.

      2.1  Deposit.  There is hereby established a separate escrow account with the Escrow Agent in which Parent, simultaneously with the execution of this Escrow Agreement, is depositing with the Escrow Agent the Shares, to be held and disbursed by the Escrow Agent as hereinafter set forth.

      2.2  Receipt.  The Escrow Agent hereby acknowledges receipt of and accepts the Shares in escrow and agrees to hold and keep same in accordance with the terms and conditions hereof and for the uses and purposes stated herein.

      2.3  Escrow Periods.  (a) The Escrow with respect to the Indemnification Shares shall be in existence immediately following the Effective Time, as defined in the Merger Agreement, and shall terminate at 5:00 p.m. (Pacific Time) on June 30, 2003 (the "Indemnification Escrow Period"); provided, however, that the Escrow Period shall not terminate with respect to any portion of the Indemnification Shares, which in the reasonable judgment of Parent is necessary to satisfy any then pending and unsatisfied claims specified in any Officer's Certificate (as defined below) delivered to

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  the Escrow Agent and Stockholders' Agent prior to the termination of the Indemnification Escrow Period with respect to facts and circumstances existing prior to the termination of such Indemnification Escrow Period. As soon as all such claims have been resolved and the Escrow Agent has received notice thereof from Parent, the Escrow Agent shall deliver to the persons listed on Annex I to this Agreement (the "Company Stockholders") that number of Indemnification Shares determined by multiplying the total number of Indemnification Shares then held by Escrow Agent by the percentage relating to Shares set forth next to the name of each Company Stockholder on Annex I.

      (b) The Escrow with respect to the Note Shares shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m. (Pacific Time) on January 15, 2004 (the "Note Escrow Period"). Immediately after the termination of the Note Escrow Period, the Escrow Agent shall deliver to the Company Stockholders that number of Note Shares determined by multiplying the total number of Note Shares then held by the Escrow Agent by the percentage relating to Shares set forth next to the name of each Company Stockholder on Annex I.

      2.4  Ownership.  The Company Stockholders shall have all indicia of ownership of the Shares while they are held in the escrow account, including, without limitation, the right to vote the Shares (subject to Section 4.1 hereof) and the obligations to pay all taxes, assessments, and charges with respect thereto, but excluding the right to sell, transfer, pledge or hypothecate or otherwise dispose of any Shares; provided, that any distribution on or with respect to the Shares and any other shares or securities into which such Shares may be changed or for which they may be exchanged pursuant to corporate action of Parent affecting holders of Parent Common Stock generally shall be delivered to and held by Escrow Agent in the escrow account and shall be subject to the provisions herein. Except as contemplated hereunder, no Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, other than by will or by the laws of descent or distribution in the event of the death of a Company Stockholder, by a Company Stockholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such Company Stockholder. Parent shall treat the Shares as outstanding for accounting purposes. In addition, within seven (7) days after the Closing, Parent and the Company Stockholders shall provide Escrow Agent with executed W-9 forms for tax reporting purposes.

      2.5  Distributions.  Any cash dividends, dividends payable in securities or other distributions of any kind (but excluding any shares of Parent Common Stock received upon a stock split or stock dividend) shall be promptly distributed by the Escrow Agent to, and for tax reporting purposes shall be allocable to, the beneficial holder of the Shares to which such distribution relates. Any shares of Parent Common Stock received by the Escrow Agent upon a stock split or stock dividend made in respect to the Shares shall be added to the escrow account and become a part thereof.

    Section 3.  Procedures for Disbursement.  The Escrow Agent shall hold the Shares for the exclusive benefit of Parent and the Company Stockholders, as provided in this Escrow Agreement, and shall disburse the Shares only in accordance with the following terms and conditions:

      (a) Upon receipt by the Escrow Agent at any time on or before the last day of the Indemnification Escrow Period of an Officer's Certificate from Parent, the Escrow Agent shall, subject to the provision of Section 3(b) hereof, deliver to Parent the Indemnification Shares having the value specified in the Officer's Certificate. "Officer's Certificate" shall mean a certificate signed by any officer of Parent: (A) stating that Parent has incurred "Damages," as defined in the Stockholders Agreement attached to the Merger Agreement, for which it is entitled to indemnity (hereinafter individually, a "Loss" and collectively, "Losses"), (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, and (C) the number of

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  Indemnification Shares to be delivered to Parent (based on the closing price of a share of Parent Common Stock on the trading day immediately preceding the date of submission of the Officer's Certificate, as reported on The New York Stock Exchange).

      (b) At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholders' Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any portion of the Indemnification Shares. After the expiration of such thirty (30) day period, unless Parent has notified the Escrow Agent in writing that the Stockholders have paid the Losses in cash, the Escrow Agent shall make delivery of the Indemnification Shares requested by Parent in its Officer's Certificate; provided, however, that no such delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall contain specific bases upon which such objection is being made and shall have been delivered to the Escrow Agent and Parent prior to the expiration of such thirty (30) day period. If the Stockholders' Agent only objects in part to the claim made in the Officer's Certificate, any Losses not objected to will be paid by the Escrow Agent to Parent.

      (c) Upon receipt by the Escrow Agent at any time on or before the last day of the Note Escrow Period of a Note Certificate (as defined below) from Parent, the Escrow Agent shall deliver the Note Shares having the value specified in the Note Certificate. "Note Certificate" shall mean a certificate signed by any officer of Parent: (A) stating that that certain Promissory Note of Tyra Technologies, Inc., dated June 22, 1999, issued to Dassault Systemes, as amended by a letter agreement dated December 16, 1999 had not been paid in full prior to its stated maturity; (B) specifying the amount of such Promissory Note outstanding at its stated maturity (the "Outstanding Amount") and (C) the number of Note Shares to be delivered to Parent, which shall be equal to the Outstanding Amount divided by the closing price of a share of Parent Common Stock on the trading day immediately preceding the date of submission of the Note Certificate, as reported on The New York Stock Exchange.

      (d) If by the termination of the Escrow Period, the Escrow Agent has not received any written instructions or other documents specified in Section 3 directing the release of the Shares, the Escrow Agent shall deliver the Shares to the Company Stockholders, whereupon the Escrow Agent shall be relieved of any further obligation pursuant hereto.

      (e) Upon disbursement of the Shares in accordance with this Section 3, regardless of whether prior to the expiration of the Escrow Period, the Escrow Agent shall be discharged from all obligations under this Escrow Agreement and shall have no further duties or responsibilities in connection herewith.

    Section 4.  Escrow Agent.

      4.1  Duties.  The Escrow Agent undertakes only to accept, hold and disburse the Shares in accordance with the provisions of this Escrow Agreement. The Escrow Agent shall not be under any duty to give the Shares any greater degree of care than it gives its own similar property. With respect to any matter on which the holders of Parent Common Stock are entitled to vote, the Escrow Agent shall vote the Shares that it is entitled to vote as directed in writing by Stockholders' Agent.

      4.2  Fees and Expenses.  Parent shall pay all of the Escrow Agent's standard charges for professional services and its other charges in connection with the Escrow Agent's service under this Agreement.

      4.3  Indemnification.  Except with respect to claims based upon gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, Parent shall indemnify and hold harmless the Escrow Agent (and any successor to the Escrow Agent) from and against any

B–3

  and all costs, losses, claims, damages, liabilities and expenses (including reasonable costs of investigation, court costs and attorney's fees and related other charges) which may be imposed upon or incurred by the Escrow Agent in connection with its service as Escrow Agent hereunder, including any litigation arising from this Escrow Agreement or involving the subject matter hereof.

      4.4  Ambiguity or Dispute.  If the Escrow Agent is uncertain as to its duties and rights hereunder, or if any objections are received with respect to actions proposed to be taken by the Escrow Agent under Section 3, or in the event of any other dispute between or conflicting claims by or among Parent or any Company Stockholders with respect to the Shares, the Escrow Agent shall be entitled, at its sole option, to refuse to comply with any demands, claims or instructions and to refrain from taking any action other than to keep all property held by it in escrow until the Escrow Agent is directed otherwise in joint written instructions signed by Parent and the Stockholders' Agent or by a final, nonappealable judgment by a court of competent jurisdiction, and the Escrow Agent is authorized to deposit the Shares with, or commence an interpleader action in, any court of competent jurisdiction, whereupon the Escrow Agent shall be relieved of any further obligation pursuant hereto. The Escrow Agent shall not be or become liable in any way for actions taken in accordance with this Section 4.4.

      4.5  Resignation.  The Escrow Agent reserves the right to resign as Escrow Agent at any time, provided ten day's prior written notice is given to the other parties hereto. Parent reserves the right to remove the Escrow Agent by written notice at any time, provided that such notice is given to the Escrow Agent at least ten days prior to the effectiveness of such removal.

    Section 5.  Liabilities of Escrow Agent.

      5.1  Limitations on Escrow Agent's Responsibility and Liability.

        5.1(a)  The Escrow Agent does not have any interest in the Shares but is serving as escrow holder only, having only possession thereof. The Escrow Agent makes no representation as to the validity, value, genuineness or sufficiency of the Shares.

        5.1(b)  The Escrow Agent shall be under no duty to accept instructions from any person other than Parent or the Stockholders' Agent, and shall only accept such instructions to the extent and in the manner provided in this Escrow Agreement.

        5.1(c)  The Escrow Agent shall be permitted to consult with counsel of its choice and shall not be liable for any action taken, suffered, or omitted by it in good faith in accordance with the advice of such counsel.

        5.1(d)  The Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct, and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, Parent shall indemnify and hold harmless the Escrow Agent (and any successor to the Escrow Agent) as provided in Section 4.3.

        5.1(e)  The Escrow Agent shall not be liable for loss or damage resulting from any good faith act or forbearance of the Escrow Agent, any default, error, action or omission of any party other than the Escrow Agent, any delay that is not caused by the Escrow Agent, the Escrow Agent's assertion or failure to assert any cause of action or defense in any judicial or administrative proceeding, or any loss or damage that arises after the Shares has been disbursed in accordance with the terms of this Escrow Agreement.

      5.2  Reliance.  The Escrow Agent shall be entitled to rely upon any order, judgment, certification, instruction, notice or other writing delivered to it in compliance with the provisions of this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity thereof. The Escrow Agent may act in reliance upon any

B–4

  instrument comporting with the provisions of this Agreement or signature believed by it to be genuine, and may assume that any person purporting to give notice or receipt or advice or to make any statement or to execute any document in connection with the provisions hereof has been duly authorized to do so.

      5.3  No Implied Duties; Collateral Agreements.  The Escrow Agent shall not be obligated to perform any duties that are not expressly set forth in this Escrow Agreement, and no implied covenants or obligations shall be inferred from this Agreement against the Escrow Agent.

    Section 6.  Termination.  This Escrow Agreement shall be terminated on the earlier of (i) the disbursement by the Escrow Agent of the Shares, or (ii) the termination of the Escrow Period, except as provided in Section 2.3 above. This Escrow Agreement shall not be otherwise terminated. The rights of the Escrow Agent and the obligations of Parent under Sections 4.2 and 4.3 shall survive notwithstanding termination of this Agreement or the resignation of the Escrow Agent.

    Section 7.  Other Provisions.

      7.1  Notices.  All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be deemed given on the date of delivery if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

To Parent:	MSC.Software Corporation 815 Colorado Boulevard Los Angeles, California 90041-1777 Attention: President Facsimile: (323) 259-3838
With a copy (which shall not constitute notice) to:
O'Melveny & Myers LLP 400 S. Hope Street Los Angeles, California 90071 Attention: Richard Boehmer, Esq. Facsimile: (213) 430-6407
To the Escrow Agent:

Attention:
Facsimile:

B–5

To the Stockholders' Agent:	[To Come]
With a copy (which shall not constitute notice) to:
Straddling Yocca Carlson & Rauth 660 Newport Center Drive, Suite 1600 Newport Beach, California 92660 Attention: Nick E. Yocca, Esq. Facsimile: (949) 725-4100

      7.2  Benefit and Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and the Company Stockholders or their respective successors and assigns as permitted hereunder. No party to this Agreement may assign this Agreement or any rights hereunder without the prior written consent of the other parties hereto.

      7.3  Entire Agreement; Amendment.  This Agreement contains all the terms agreed upon by the parties with respect to the escrow arrangement that is the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. This Agreement may be amended only by a written instrument signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

      7.4  Additional Actions and Documents.  Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to use best efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

      7.5  Headings.  The headings of the sections and subsections of this Agreement are for purposes of reference only and do not evidence the intentions of the parties.

      7.6  Severability.  In the event that a court of competent jurisdiction holds that a particular provision or requirement of this Agreement is in violation of any applicable law, each such provision or requirement shall be enforced only to the extent it is not in violation of such law or is not otherwise unenforceable, and all other provisions and requirements of this Agreement shall remain in full force and effect.

      7.7  Governing Law.  This Agreement shall be governed by, and construed according to, the laws of California (without regard to the choice of law provisions thereof).

      7.8  Counterparts.  To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

    [The remainder of this page has been intentionally left blank]

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    IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

MSC.SOFTWARE CORPORATION
By:
Name: Title:
[ ],
AS ESCROW AGENT
By:
Name:
	Title:	Authorized Officer
,
AS STOCKHOLDERS' AGENT

B–7

ANNEX I

COMPANY STOCKHOLDERS

Name	Address	Percentage
Nader Khoshniyati		31.089%
Abbas Khoshniyati		30.415%
Reza Khoshniyati		8.754%
Ali Heydari Saeed		2.020%
Amir Khoshniyati		1.459%
Arya Khoshniyati		1.459%
Shirley Khoshniyati		1.347%
Abdollah Khoshniyati		23.457%

Annex–1

Exhibit C

FORM OF CERTIFICATE OF MERGER

CERTIFICATE OF MERGER
OF
ADVANCED ENTERPRISE SOLUTIONS, INC.
INTO
AES ACQUISITION CORP.

    The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

    FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

Name	State of Incorporation
AES Acquisition Corp.	Delaware
Advanced Enterprise Solutions, Inc.	Delaware

    SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporations Law of the State of Delaware.

    THIRD: That the name of the surviving corporation of the merger is Advanced Enterprise Solutions, Inc.

    FOURTH: That the Certificate of Incorporation of Advanced Enterprise Solutions, Inc., a Delaware corporation, the surviving corporation, shall, upon consummation of the merger, be amended and restated in its entirety as set forth on Appendix A attached to this Certificate of Merger.

    FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is 815 Colorado Boulevard, Los Angeles, California 90041-1777.

    SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of either of the constituent corporations.

    [The remainder of this page has been intentionally left blank]

C–1

    IN WITNESS WHEREOF, Advanced Enterprise Solutions, Inc. has caused this Certificate of Merger to be executed by its duly authorized officer this      day of             , 2001.

ADVANCED ENTERPRISE SOLUTIONS, INC.
By:

Name:
Title:

C–2

Exhibit D-1

LIST OF STOCKHOLDERS EXECUTING NON-COMPETES

1.
Nader Khoshniyati

2.
Abbas Khoshniyati

D–1–1

Exhibit D-2

FORM OF NON-COMPETE AGREEMENT

    THIS NON-COMPETE AGREEMENT (this "Agreement") is made and entered into as of            , 2001, among Advanced Enterprise Solutions, Inc., a Delaware corporation ("Company"), MSC.Software Corporation ("Parent"), a Delaware corporation and holder of all of the issued and outstanding shares of Company, and the undersigned ("Stockholder"). Reference is made to that certain Agreement and Plan of Merger, dated as of May 2, 2001 (the "Merger Agreement"), by and among Parent, Company and AES Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), which provides for (a) Company to be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the "Surviving Corporation"); and (b) all of the outstanding capital stock of Company to be converted into cash and shares of Parent's capital stock. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to them in the Merger Agreement.

W I T N E S S E T H

    WHEREAS, on the date hereof, as a result of the consummation of the transactions described in the Merger Agreement, Parent owns all of the issued and outstanding shares of capital stock of Surviving Corporation;

    WHEREAS, Parent and Surviving Corporation are engaged in, among other things, the business of information technology and related services (the "Business");

    WHEREAS, Stockholder has considerable experience and knowledge with respect to the operation of the Business and knows or has access to confidential information and/or trade secrets associated with the operation of the Business that are competitively valuable;

    WHEREAS, if Parent and Surviving Corporation are to receive the full value of the transactions consummated pursuant to the Merger Agreement, Parent and Surviving Corporation must have full and enforceable assurances from Stockholder that Stockholder will preserve and protect, and will not use, the aforementioned confidential information and trade secrets. Without such assurances, Parent and Company would not have agreed to the transactions described in the Merger Agreement; and

    WHEREAS, if Parent and Surviving Corporation are to receive the full value of the transactions consummated pursuant to the Merger Agreement, they must have the agreement of Stockholder that, following the Closing, Stockholder will not compete with the Business of Parent and Surviving Corporation. Without such an agreement, Parent and Company would not have agreed to the transactions described in the Merger Agreement.

    NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    Section 1.  Non-Competition.  In view of the fact that any activity of Stockholder in violation of the terms hereof would deprive Parent, Surviving Corporation and their affiliates (as defined below) of the benefit of the bargain under the Merger Agreement, as a material inducement to and a condition precedent of Parent's obligations thereunder, and to preserve the goodwill associated with Surviving Corporation's business, Stockholder hereby agrees to the following restrictions on his activities:

      Stockholder hereby agrees that during the period commencing on the date hereof and ending on the later of (i) eighteen (18) months after termination of employment of Stockholder with Parent and the Surviving Corporation, and (ii) five (5) years after the date hereof, Stockholder will not, without the express written consent of Parent, directly or indirectly, anywhere in the United States, engage in any activity which is, or participate or invest in, provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, partner, director, officer,

D–2–1

  trustee, employee, agent or consultant, or in any other capacity), any business, organization or person (as defined below) other than Parent or Surviving Corporation (or any affiliate of Parent or Surviving Corporation), whose business, activities, products or services are competitive with the Business conducted by Parent or Company (or any affiliate of Parent or Company) as of the date hereof. Without implied limitation, the foregoing covenant shall include soliciting, for or on behalf of Stockholder or any such competitor, any client of Surviving Corporation, and diverting to any person any client or business opportunity of Surviving Corporation. The parties intend that the covenant contained in the preceding portion of this paragraph shall be construed as a series of separate covenants, one for each of the separate geographical areas to which this Agreement applies. Except for the geographic coverage, the terms of each such covenant shall be deemed identical to the terms of the covenant described above.

      Stockholder hereby agrees that during the period commencing on the date hereof and ending on the relevant date specified in clause (i) or (ii) of the preceding paragraph, Stockholder will not, without the express written consent of Parent, directly or indirectly, anywhere in the United States, solicit for employment, for or on behalf of Stockholder or any such competitor, any officer or employee of Surviving Corporation, or encourage, for or on behalf of Stockholder or any such competitor, any such officer or employee to terminate his or her relationship or employment with Surviving Corporation.

      Notwithstanding anything herein to the contrary, Stockholder may make passive investments in any enterprise, the shares of which are publicly traded, if such investment constitutes less than five (5) percent of the equity of such enterprise. As of the date of this Agreement, Stockholder has no business interests in or relating to the Business whatsoever other than his interest in Company, and interests in public companies of less than five (5) percent.

      For purposes of this Agreement, the term "person" shall mean an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust, and any other entity or organization, and any reference to an "affiliate" of a person shall be deemed to include any person controlling, controlled by or under common control with such person.

    Section 2.  Scope of Agreement.  The parties acknowledge that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and agree that (a) all such provisions are reasonable under the circumstances of the transactions contemplated by the Merger Agreement, (b) all such provisions are given as an integral and essential part of the transactions contemplated by the Merger Agreement, and (c) but for the covenants of Stockholder contained in this Agreement, the other parties hereto would not have entered into or consummated the transactions contemplated by the Merger Agreement. Stockholder has independently consulted with Stockholder's counsel and has been advised in all respects concerning the reasonableness and propriety of the covenants contained herein, with specific regard to the Business to be conducted by Parent, Surviving Corporation and their affiliates.

    Section 3.  Certain Remedies; Severability.  It is specifically understood and agreed that any breach of the provisions of this Agreement by Stockholder will result in irreparable injury to the other parties hereto, that the remedy at aw alone will be an inadequate remedy for such breach and that, in addition to any other remedy they may have, Parent and Surviving Corporation shall be entitled to enforce the specific performance of this Agreement by Stockholder through both temporary and permanent injunctive relief without the necessity of proving actual damages, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum

D–2–2

period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Except as set forth in Section 7 hereof, the existence of any claim or cause of action which Stockholder may have against Parent, Surviving Corporation or any of their affiliates shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement.

    Section 4.  Jurisdiction.  The parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the State of California to construe and enforce the covenants contained in this Agreement. In the event that the courts of any state shall hold such covenants unenforceable (in whole or in part) by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination shall not bar or in any way affect the right of Parent, Surviving Corporation or any of their affiliates to the relief provided for herein in the courts of any other state within the geographic scope of such covenants, as to breaches of such covenants in such other respective states, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

    Section 5.  Notices.  All notices, requests, demands and other communications hereunder shall be deemed to have been given on the date of delivery if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or such other address or telecopy numbers for a party as shall be specified by like notice):

To Parent or Surviving Corporation:	MSC.Software Corporation 815 Colorado Boulevard Los Angeles, California 90041-1777 Attention: President Facsimile: (323) 259-3838
with a copy (not constituting notice) to:
O'Melveny & Myers LLP 400 South Hope Street Los Angeles, California 90071 Attention: Richard Boehmer, Esq. Facsimile: (213) 430-6407
To Stockholder:	[To Come]
with a copy (not constituting notice) to:
[To Come]

    Section 6.  Miscellaneous.  This Agreement shall be governed by and construed under the laws of the State of California, and shall not be modified or discharged in whole or in part except by an agreement in writing signed by the parties hereto. The prevailing party in any controversy hereunder shall be entitled to reasonable attorneys' fees and expenses. The failure of any of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder. This Agreement

D–2–3

shall inure to the benefit of, and be binding upon, successors of Parent and Company by way of merger, consolidation or transfer of substantially all the assets of Parent or Company as applicable, and may not be assigned by Stockholder. This Agreement supersedes all prior understandings and agreements between the parties relating to the subject matter hereof.

    Section 7.  Termination.  Notwithstanding anything to the contrary herein, this Agreement shall terminate if that certain Promissory Note, dated            , 2001, from Parent, as Maker, to Stockholder, as Payee, is not paid in full within 15 days after such Promissory Note is due and payable either at stated maturity or upon acceleration.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ADVANCED ENTERPRISE SOLUTIONS, INC.
By:

Name:
Title:
MSC. SOFTWARE CORPORATION
By:

Name:
Title:
STOCKHOLDER

[Signature page to Non-Compete Agreement]

D–2–4

Exhibit E

FORM OF SUBORDINATED PROMISSORY NOTE

    THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR HYPOTHECATED WITHOUT COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND ALL APPLICABLE STATE SECURITIES LAWS OR AN AVAILABLE EXEMPTION THEREFROM.

$	Los Angeles, California
, 2001

    FOR VALUE RECEIVED, MSC.Software Corporation, a Delaware corporation ("Maker"), unconditionally promises to pay to the order of             ("Payee"), the principal amount of            dollars ($            ), with interest on the unpaid principal amount from the date hereof until principal is paid in full at a rate of seven percent (7%) per annum. Principal hereof shall be payable on            , 2003. Interest shall be payable in arrears on            and            of each year, commencing            , 2001.

    1.  Payment.  Principal and interest on this note are payable in lawful money of the United States at            , or such other place as Payee shall have designated in writing for such purpose at least five business days in advance of the applicable payment date.

    If any payment of principal or interest on this note shall become due on a Saturday, Sunday or legal holiday under the laws of the State of California, or any other day on which banking institutions in The City of Los Angeles are obligated or authorized by law or executive order to close, such payment shall be made on the next succeeding business day in California, and any such extended time of the payment of principal shall be included in computing interest at the rate this note bears prior to maturity in connection with such payment.

    2.  Prepayment.  Principal and interest on this note may be prepaid at any time, in whole or in part, without premium or penalty in lawful money of the United States. If Maker elects to prepay this note, or any portion hereof, it shall give notice of such prepayment in writing not less than ten (10) nor more than thirty (30) days prior to the date fixed for such prepayment, which notice shall specify: (i) the date fixed for prepayment; and (ii) the amount of such prepayment. Prepayments shall include payment in cash of all accrued interest on the amount so prepaid.

    Upon receipt of any payment or prepayment of interest or principal, Payee shall make a notation on this note of the payment received and provide Maker with evidence acceptable to Maker that the payment has been received by Payee and so noted. Upon payment in full, this note shall be surrendered to Maker for cancellation.

    3.  Subordination.  This note and the enforcement thereof is subordinated in right of payment and liquidation to any and all commercial bank term loans and secured lines of credit of Maker currently existing or hereafter incurred (including any refinancing or renewals thereof) and all liabilities and obligations thereunder (the "Senior Indebtedness").

    Upon any distribution to creditors of Maker in a liquidation or dissolution of Maker or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Maker or its property: (i) holders of the Senior Indebtedness shall be entitled to receive payment in full in cash of the principal of and interest (including interest accruing after the commencement of any such proceeding) to the date of payment of the Senior Indebtedness before Payee shall be entitled to receive any payment of principal of or interest on this note; and (ii) until the Senior Indebtedness is paid in full in cash, any distribution to which Payee would be entitled but for this Section 3 shall be made to

E–1

the holders of the Senior Indebtedness as their interests may appear, except that Payee may receive securities that are subordinated to the Senior Indebtedness to at least the same extent as this note.

    Maker may not pay principal of or interest on this note and may not acquire this note if any Senior Indebtedness is not paid when due or any other default on the Senior Indebtedness occurs and continues for any period of time and after any notice, the passage and giving of which is necessary to permit holders of the Senior Indebtedness to accelerate its maturity. Maker may resume payments on this note when the default is cured or waived.

    If a distribution is made to Payee that because of this Section 3 should not have been made to Payee, Payee shall hold it in trust for holders of the Senior Indebtedness and pay it over to them as their interests may appear.

    4.  Incurrence of Indebtedness.  Maker agrees that until the repayment in full of this note, Maker will not, without first consulting with Nader Khoshniyati, incur any obligation for borrowed money, other than Senior Indebtedness, with a stated maturity date prior to the stated maturity date of this note.

    5.  Authority.  Maker has the corporate power and authority to execute and deliver this note, and to carry out its obligations hereunder, and no other corporate proceedings on the part of Maker is necessary to authorize such execution, delivery or performance. This note has been duly and validly executed and delivered by Maker and constitutes a legal and binding obligation of Maker, enforceable against Maker in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

    6.  Default.  Maker shall be in default hereunder upon the occurrence of any one of the following events:

  (a)
  default in the payment of interest on this note to Payee when due, which default shall continue and remain unremedied for at least five days;

  (b)
  default in the payment of principal on this note to Payee when due, whether at maturity or otherwise;

  (c)
  a court having jurisdiction shall have entered a decree or order granting relief in respect of Maker in any involuntary proceeding under any applicable bankruptcy, insolvency, conservatorship, receivership, reorganization or other similar law now or hereafter in effect, or appointing a receiver, liquidator, trustee, assignee or custodian, or similar official, of Maker or of all or substantially all of its property, or for the winding up or liquidation of its affairs, and such decree or order shall have remained in full force and unstayed for a period of 60 days; or

  (d)
  Maker shall institute proceedings for relief under any applicable bankruptcy, insolvency, conservatorship, receivership, reorganization or any other similar law now or hereafter in effect, or shall consent to the institution of any such proceeding against it, or shall consent to the appointment of a receiver, liquidator, trustee, assignee or custodian, or similar official, of it or of all or substantially all of its property, or shall make an assignment for the benefit of creditors.

Whenever Maker shall be in default as aforesaid, Payee, at its option, may declare the entire unpaid principal balance hereof together with all accrued and unpaid interest thereon immediately due and payable. Maker agrees to pay on demand all costs of collection, including reasonable attorneys' fees, paid or incurred by Payee in enforcing any rights of Payee.

E–2

    7.  Miscellaneous.

    (a) All notices and other communications provided for hereunder shall be in writing and mailed, telecopied or delivered as follows: if to Maker, at its address specified opposite its signature below; and if to Payee, at            ; or in each case at such other address as shall be designated by Payee or Maker. All such notices and communications shall, when mailed or telecopied or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier, as the case may be, or sent by telecopier.

    (b) No failure or delay on the part of Payee to exercise any right, power or privilege under this note and no course of dealing between Maker and Payee shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this note are cumulative to, and not exclusive of, any rights or remedies that Payee would otherwise have. No notice to or demand on Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Payee to any other or further action in any circumstances without notice or demand.

    (c) If any provision in or obligation under this note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

    (d) THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF MAKER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

    (e) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST MAKER ARISING OUT OF OR RELATING TO THIS NOTE MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS NOTE MAKER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS NOTE.

    THIS NOTE (OR ANY INTEREST IN THIS NOTE) SHALL NOT BE (1) TRANSFERRED BY PAYEE WITHOUT THE PRIOR WRITTEN CONSENT OF MAKER, WHICH CONSENT MAY BE WITHHELD BY MAKER FOR ANY REASON OR (2) PLEDGED BY PAYEE WITHOUT THE PRIOR WRITTEN CONSENT OF MAKER, WHICH CONSENT MAY NOT BE UNREASONABLY WITHHELD.

E–3

    IN WITNESS WHEREOF, Maker has caused this note to be executed and delivered by its duly authorized officer as of the day and year and at the place first above written.

MSC.SOFTWARE CORPORATION
By:

Title:

Address:

E–4

Exhibit F

FORM OF DOCUMENT OF UNDERSTANDING

[To come]

F–1

Exhibit G
FORM OF OPINION OF COUNSEL TO PARENT

    1.  Each of Parent and Merger Sub has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware.

    2.  Parent has the corporate power to enter into this Agreement, the Stock Agreement and the Stockholders Agreement and to execute and deliver the Promissory Notes. The execution, delivery and performance of this Agreement, the Stock Agreement, the Stockholders Agreement and the Promissory Notes have been duly authorized by all necessary corporate action on the part of Parent and each of this Agreement, the Stock Agreement, the Stockholders Agreement and the Promissory Notes has been duly executed and delivered by Parent.

    3.  Merger Sub has the corporate power to enter into this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporation action on the part of Merger Sub and this Agreement has been duly executed and delivered by Merger Sub.

    4.  The Stockholders Agreement constitutes the legally valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law; provided, however, that such counsel need express no opinion regarding the provisions of Section 13 of the Stockholders Agreement.

    5.  The shares of Parent Common Stock to be issued under this Agreement and the Stock Agreement have been duly authorized by all necessary corporate action on the part of Parent and, upon consummation of the Merger and the surrender of certificates in the manner contemplated by this Agreement and the Stock Agreement, such shares of Parent Common Stock will be validly issued, fully paid and non-assessable.

    6.  The Promissory Notes have been duly authorized by all necessary corporate action on the part of Parent and, upon consummation of the Merger and the surrender of certificates in the manner contemplated by this Agreement, will be legally valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

G–1

Exhibit H

FORM OF OPINION OF COUNSEL TO COMPANY

    1.  Company has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware, with the corporate power to enter into this Agreement.

    2.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Company and this Agreement has been duly executed and delivered by Company.

    3.  The authorized, issued and outstanding shares of the capital stock of Company are as set forth in Section 2.2 of this Agreement. All presently issued and outstanding shares of Company Stock has been duly authorized by all necessary corporate action on the part of Company, and are validly issued, fully paid and non-assessable.

    4.  Based upon a review of records certified to such counsel as the charter documents of the Company and its corporate minute books, there are, to such counsel's current actual knowledge, no outstanding subscriptions, warrants, options, calls, claims, commitments, convertible securities or other agreement or arrangements under which Company is or may be obligated to issue shares of its capital stock and no preemptive or similar rights to subscribe for, or to purchase capital stock of the Company, except as set forth in Section 2.2 of the Company Schedule.

    5.  The outstanding shares of the capital stock of the Subsidiary have been duly authorized by all necessary corporate action on the part of the Subsidiary, are validly issued, fully paid and non-assessable, and are owned of record by Company.

    6.  Based upon a review of records certified to such counsel as the charter documents of Subsidiary and the corporate minute books of Subsidiary and Company, there are, to such counsel's current actual knowledge, no outstanding subscriptions, warrants, options, calls, claims, commitments, convertible securities or other agreement or arrangements under which Subsidiary is or may be obligated to issue shares of its capital stock and no preemptive or similar rights to subscribe for or to purchase capital stock of the Subsidiary.

    7.  The Stockholders Agreement has been duly executed and delivered by each Stockholder (as defined in the Stockholders Agreement), other than DSA.

    8.  The Stockholders Agreement constitutes the legally valid and binding obligation of each Stockholder, other than DSA, enforceable against each such Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law; provided, however, that such counsel need express no opinion regarding the provisions of Section 13 of the Stockholders Agreement.

H–1

Exhibit I

FORM OF OPINION OF COUNSEL TO DSA

    1.  DSA has been duly incorporated and is validly existing in good standing under the laws of the State of California, with the corporate power to enter into the Stock Agreement and the Stockholders Agreement.

    2.  The execution, delivery and performance of each of the Stock Agreement and the Stockholders Agreement have been duly authorized by all necessary corporate action on the part of DSA and each of the Stock Agreement and the Stockholders Agreement has been duly executed and delivered by DSA.

    3.  Upon payment for and delivery to Parent of the Subject Shares (as defined in the Stock Agreement) in accordance with the Stock Agreement, assuming Parent is acquiring the Subject Shares without notice of any adverse claim, Parent will acquire the Subject Shares free and clear of any adverse claim as defined in the Uniform Commercial Code.

    4.  The Stockholders Agreement constitutes the legally valid and binding obligations of DSA, enforceable against DSA in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law; provided, however, that such counsel need express no opinion regarding the provisions of Section 13 of the Stockholders Agreement.

I–1

Exhibit J

FORM OF TERMINATION
OF THE
SOFTWARE DISTRIBUTION AGREEMENT
DATED JUNE 7, 1999

    THIS AGREEMENT (this "Termination Agreement") is made and entered into as of        , 2001 by and among Dassault Systemes, a societe anonyme organized and existing under the laws of France ("DSADS") and Tyra Technologies Inc., a California corporation ("Company").

W I T N E S S E T H

    WHEREAS, MSC.Software Corporation, a Delaware corporation ("Parent"), AES Acquisition Corp., a Delaware corporation ("Merger Sub") and Advanced Enterprise Solutions, Inc., a Delaware corporation and the parent of Company ("AES") have entered into an Agreement and Plan of Merger, dated as of May 2, 2001 (the "Merger Agreement"), pursuant to which AES will be merged with and into Merger Sub and all the capital stock of AES will be converted into cash, promissory notes and common stock of Parent; and;

    WHEREAS, concurrent with the Merger Agreement, Parent and Dassault Systemes of America Corp., a wholly owned subsidiary of DSADS, entered into a Stock Purchase Agreement and a Stockholders Agreement (the "Stock Agreements") pursuant to which Parent will acquire all the capital stock of AES held by Dassault Systemes of America Corp.; and

    WHEREAS, as an inducement to Parent to enter into the Stock Agreements and in consideration of the execution of the Stock Agreements, DSADS agreed to terminate that certain Software Distribution Agreement, dated as of June 7, 1999, between DSADS and Company, as amended pursuant to a letter agreement dated December 16, 1999 (the "Software Agreement"); and

    WHEREAS, as an inducement to AES to enter into the Merger Agreement and in consideration of the execution of the Merger Agreement, AES agreed in the Merger Agreement to cause Company to terminate the Software Agreement.

    NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and DSADS do hereby agree as follows:

    1.  The Software Agreement is hereby terminated and cancelled in its entirety, and is and shall be of no further force, effect or validity, and neither of the parties thereto shall have any liability or obligation of any kind whatsoever to the other party arising out of or in connection with the Software Agreement. The termination will be deemed effective as of June 7, 1999.

    2.  This Termination Agreement shall inure to the benefit of and be binding upon and enforceable against the successors and assigns of Company and DSADS.

    3.  This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

J–1

    IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date first above written.

TYRA TECHNOLOGIES, INC.

By:
Name:
Title:
DSA SYSTEMES

By:
Name:
Title:

J–2

QuickLinks

  EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI CONDITIONS TO THE MERGER
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII GENERAL PROVISIONS
Exhibit A FORM OF STOCKHOLDERS AGREEMENT
Exhibit B FORM OF ESCROW AGREEMENT
ANNEX I COMPANY STOCKHOLDERS
Exhibit C FORM OF CERTIFICATE OF MERGER CERTIFICATE OF MERGER OF ADVANCED ENTERPRISE SOLUTIONS, INC. INTO AES ACQUISITION CORP.
Exhibit D-1 LIST OF STOCKHOLDERS EXECUTING NON-COMPETES
Exhibit D-2 FORM OF NON-COMPETE AGREEMENT
Exhibit E FORM OF SUBORDINATED PROMISSORY NOTE
Exhibit F FORM OF DOCUMENT OF UNDERSTANDING
Exhibit H FORM OF OPINION OF COUNSEL TO COMPANY
Exhibit I FORM OF OPINION OF COUNSEL TO DSA
Exhibit J FORM OF TERMINATION OF THE SOFTWARE DISTRIBUTION AGREEMENT DATED JUNE 7, 1999